Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

ALUSSA ENERGY ACQUISITION CORP.

as Purchaser,

ALUSSA ENERGY SPONSOR LLC,

in the capacity as the Purchaser Representative,

FREYR AS,

as the Company,

ATS AS,

in the capacity as the Shareholder Representative,

NORWAY SUB 1 AS,

NORWAY SUB 2 AS,

ADAMA CHARLIE SUB,

FREYR BATTERY,

AND

THE MAJOR SHAREHOLDERS

Dated as of January 29, 2021

TABLE OF CONTENTS

		Page
Article I DISTRIBUTIOn; PREFERRED Share Transfer

1.1	Distribution	3
1.2	Preferred Share Transfer	3

Article II MERGERS

2.1	Mergers	3
2.2	Effective Times	4
2.3	Effect of the Mergers	4
2.4	Organizational Documents of Surviving Corporations	5
2.5	Directors and Officers of the Surviving Corporations	5
2.6	Effect of Mergers on Issued Securities of Purchaser, Pubco, the Merger Subs and the Company	6
2.7	Exchange Procedures	8
2.8	Treatment of Company Options, Company Warrants and EDGE Warrants.	9
2.9	Fractional Pubco Securities	10
2.10	Tax Consequences	10
2.11	Termination of Certain Agreements	10

Article III ESCROW

3.1	Escrow	11

Article IV CLOSINGS

4.1	First Closing	11
4.2	Second Closing	11
4.3	Signatures for the Closings	12

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Organization and Standing	12
5.2	Authorization; Binding Agreement	12
5.3	Governmental Approvals	13
5.4	Non-Contravention	13
5.5	Capitalization	13
5.6	SEC Filings and Purchaser Financials	15
5.7	Absence of Certain Changes	16
5.8	Compliance with Laws	16
5.9	Actions; Orders; Permits	16

i

5.10	Taxes and Returns	17
5.11	Employees	17
5.12	Investment Company Act	17
5.13	Finders and Brokers	17
5.14	Certain Business Practices	17
5.15	Independent Investigation	18
5.16	Trust Account	18
5.17	Exclusivity of Representations and Warranties	18

Article VI REPRESENTATIONS AND WARRANTIES OF PUBCO

6.1	Organization and Standing	19
6.2	Authorization; Binding Agreement	19
6.3	Governmental Approvals	19
6.4	Non-Contravention	20
6.5	Capitalization	20
6.6	Ownership of Exchange Shares	21
6.7	Compliance with Laws	21
6.8	Pubco and Cayman Merger Sub Activities	21
6.9	Finders and Brokers	21
6.10	Investment Company Act	21
6.11	Information Supplied	22
6.12	Independent Investigation	22
6.13	Exclusivity of Representations and Warranties	22

Article VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY

7.1	Organization and Standing	23
7.2	Authorization; Binding Agreement	23
7.3	Capitalization	23
7.4	Subsidiaries	24
7.5	Governmental Approvals	25
7.6	Non-Contravention	25
7.7	Financial Statements	26
7.8	Absence of Certain Changes	27
7.9	Compliance with Laws	27
7.10	Company Permits	27
7.11	Litigation	27
7.12	Material Contracts	27
7.13	Intellectual Property	30
7.14	Taxes and Returns	31
7.15	Real Property	32
7.16	Title to and Sufficiency of Assets	33
7.17	Employee Matters	33
7.18	Benefit Plans	35
7.19	Environmental Matters	36
7.20	Transactions with Related Persons	37
7.21	Business Insurance	37

7.22	Customers and Vendors	38
7.23	Certain Business Practices	38
7.24	Data Protection and Cybersecurity	38
7.25	Information Technology	39
7.26	Investment Company Act	39
7.27	Finders and Brokers	40
7.28	Information Supplied	40
7.29	Solvency	40
7.30	Disclosed MOUs	40
7.31	Exclusivity of Representations and Warranties	41
7.32	Independent Investigation	41

Article VIII Representations and warranties of the major shareholders

8.1	Organization and Standing	41
8.2	Authorization; Binding Agreement	41
8.3	Ownership	42
8.4	Governmental Approvals	42
8.5	Non-Contravention	42
8.6	No Litigation	42
8.7	Finders and Brokers	42
8.8	Independent Investigation	42

Article IX COVENANTS

9.1	Access and Information	43
9.2	Conduct of Business of the Company	43
9.3	Conduct of Business of Purchaser, Pubco and Merger Subs	46
9.4	Purchaser Public Filings	47
9.5	No Solicitation	48
9.6	No Trading	49
9.7	Notification of Certain Matters	49
9.8	Efforts	49
9.9	Further Assurances	50
9.10	The Registration Statement	50
9.11	Public Announcements	53
9.12	Post-Closing Board of Directors	53
9.13	Indemnification of Directors and Officers; Tail Insurance	54
9.14	Trust Account Proceeds	55
9.15	Commitment Agreements	55
9.16	Registration of the Exchange Shares	56
9.17	Delisting and Deregistration	57
9.18	Pubco NYSE Listing	57
9.19	Equity Plans	57
9.20	Company Shareholder Approval	57
9.21	Merger Subs’ and Pubco Shareholder Approvals	58
9.22	Section 16 of the Exchange Act	58
9.23	Transfer Taxes	58
9.24	Registration Rights Agreement	59
9.25	Resignations	59
9.26	Termination of Existing Registration Rights Agreement	59
9.27	First Amended Pubco Articles	59

9.28	Net Tangible Assets	59
9.29	Company Disclosure Schedules	59
9.30	Norway Demerger	59
9.31	No Leakage	59
9.32	Employment Agreements	60

Article X SURVIVAL

10.1	Survival	60
10.2	Indemnification	61
10.3	Limitations and General Indemnification Provisions	61
10.4	Indemnification Procedures	62
10.5	Indemnification Payments	63
10.6	Exclusive Remedy	63

Article XI LEAKAGE; legal costS adjustments

11.1	Leakage	64
11.2	Legal Cost Adjustment	65

Article XII CLOSINGs CONDITIONS

12.1	Conditions to Each Party’s Obligations	65
12.2	Conditions to Obligations of the Company and the Major Shareholders	66
12.3	Conditions to Obligations of Purchaser	67
12.4	Second Closing	68
12.5	Frustration of Conditions	68

Article XIII TERMINATION AND EXPENSES

13.1	Termination	68
13.2	Effect of Termination	70
13.3	Fees and Expenses	70

Article XIV WAIVERS AND RELEASES

14.1	Waiver of Claims Against Trust	71
14.2	No Recourse	72

Article XV MISCELLANEOUS

15.1	Notices	72
15.2	Binding Effect; Assignment	74
15.3	Third Parties	74
15.4	Arbitration	74
15.5	Governing Law; Jurisdiction	74
15.6	Specific Performance	75
15.7	Severability	75
15.8	Amendment	75
15.9	Waiver	75
15.10	Entire Agreement	75
15.11	Interpretation	76
15.12	Counterparts	76
15.13	Purchaser Representative	77
15.14	Shareholder Representative	78
15.15	Legal Representation	79
15.16	No Liability	80

Article XVI DEFINITIONS

16.1	Certain Definitions	81

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Norway Demerger Plan
Exhibit B	Form of Cayman Merger Plan
Exhibit C	Form of Norway Merger Plan
Exhibit D	Form of Cross-Border Merger Plan
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Pubco Equity Plan
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of First Amended Pubco Articles
Exhibit I	Form of Final Amended Pubco Articles
Exhibit J	Employment Term Sheets

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 29, 2021 by and among (i) Alussa Energy Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (together with its successors, “Purchaser”), (ii) Alussa Energy Sponsor LLC, a limited liability company formed under the laws of Delaware, in the capacity as the representative from and after the First Closing (as defined below) for the shareholders of Purchaser, as well as Pubco, in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) (“Pubco”), (iv) Norway Sub 1 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 1”), (v) Norway Sub 2 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 2” and, together with Norway Merger Sub 1, the “Norway Merger Subs”), (vi) Adama Charlie Sub, an exempted company incorporated under the laws of the Cayman Islands (“Cayman Merger Sub” and, together with the Norway Merger Subs, the “Merger Subs”), (vii) FREYR AS, a company organized under the laws of Norway (the “Company”), (viii) certain shareholders of the Company as set forth in Schedule 8.3 (the “Major Shareholders”) and (ix) ATS AS, in the capacity as the representative for the Major Shareholders in accordance with the terms and conditions of this Agreement (the “Shareholder Representative”). Purchaser, the Purchaser Representative, Pubco, the Merger Subs, the Company, the Major Shareholders and the Shareholder Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of energy storage;

WHEREAS, Pubco is a wholly-owned subsidiary of the Purchaser Representative;

WHEREAS, Cayman Merger Sub is a wholly-owned subsidiary of Pubco;

WHEREAS, Norway Merger Sub 1 is a wholly-owned subsidiary of the Purchaser;

WHEREAS, Norway Merger Sub 2 is a wholly-owned subsidiary of Norway Merger Sub 1;

WHEREAS, prior to the First Closing, the Company intends to transfer its wind farm business to Sjonfjellet Vindpark Holding AS (“SVPH”), a private limited liability company to be incorporated by way of demerger resulting in such business becoming held by the Company’s shareholders through such company (the “Norway Demerger”) in accordance with the plan of demerger substantially in the form set forth in Exhibit A (the “Norway Plan of Demerger”);

WHEREAS, simultaneously with the execution of this Agreement, Encompass Capital Master Fund LP, BEMAP Master Fund Ltd. and Encompass Capital E L Master Fund L.P. (the “Encompass Holders” or the “Transferors”) have entered into a share acquisition agreement (the “Preferred Share Acquisition Agreement”) with Pubco and the Company, pursuant to which the Transferors have agreed to contribute in kind all of the Company Preferred Shares and the Company Preferred Shares Linked Warrants (the “Preferred Share Transfer”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) the Purchaser will merge with and into Cayman Merger Sub, with the Purchaser continuing as the surviving entity and Pubco issuing the consideration contemplated thereby (the “Cayman Merger”), (b) the Purchaser will distribute all of its interests in Norway Merger Sub 1 to Pubco, (c) the Company will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity and Norway Merger Sub 1 issuing the consideration contemplated thereby (the “Norway Merger”), (d) Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity and Pubco issuing the consideration contemplated thereby (the “Cross-Border Merger” and, together with the Cayman Merger and the Norway Merger, the “Mergers”, and the Mergers, together with the Preferred Share Transfer and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), as a result of which, (i) each issued and outstanding security of the Purchaser immediately prior to the Cayman Effective Time (as defined below) shall be exchanged for the right of the holder thereof to receive securities of Pubco in accordance with this Agreement (or, in the case of Dissenting Purchaser Shareholders, if any, the right to receive the fair value of such holder’s Dissenting Purchaser Ordinary Shares and such other rights as are granted by the Cayman Companies Act), (ii) each issued and outstanding security of the Company immediately prior to the Norway Effective Time (as defined below) shall be exchanged for the right of the holder thereof to receive securities of Norway Merger Sub 1 in accordance with this Agreement and (iii) each issued and outstanding security of Norway Merger Sub 1 (other than those held by Pubco) immediately prior to the Cross-Border Effective Time (as defined below) shall be exchanged for the right of the holder to receive securities of Pubco, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, on or prior to the date hereof, certain Purchaser Shareholders holding at least 25% of the Purchaser Ordinary Shares as of the date this Agreement have entered into irrevocable undertakings with the Purchaser and Company (the “Purchaser Shareholder Irrevocable Undertakings”), pursuant to which those Purchaser Shareholders committed to vote in favor of the Purchaser Shareholder Approval Matters;

WHEREAS, on or prior to the date hereof, the Major Shareholders, who in aggregate hold 55.76% of the Company Shares as of the date of this Agreement, have entered into irrevocable undertakings with the Company and Purchaser (the “Major Shareholder Irrevocable Undertakings”), pursuant to which the Major Shareholders committed to vote in favor of the Company Shareholder Approval Matters;

WHEREAS, on or prior to the date hereof, (i) Pubco, on the one hand, and (ii) Purchaser or certain of the other Major Shareholders, on the other hand, have entered into lock-up agreements (each, a “Lock-Up Agreement” and collectively the “Lock-Up Agreements”);

WHEREAS, the sole director, boards of directors or members (as applicable) of Purchaser, the Purchaser Representative, the Company, Pubco, the Merger Subs and the Major Shareholders (which are not natural Persons) have each (a) determined that the Transactions (to the extent such Transactions are applicable to such Person) are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved this Agreement and the Transactions (to the extent such Transactions are applicable to such Person), upon the terms and subject to the conditions set forth herein;

WHEREAS, based on the capitalization of the Company as of the date hereof, and assuming (i) none of the Purchaser Shareholders have exercised a Redemption or dissent rights in accordance with Section 238 of the Cayman Companies Act, (ii) that each of the PIPE Investments contemplated under the Commitment Agreements are consummated, (iii) that there are no adjustments to the Equity Consideration and (iv) the additional 7,500,000 Company Preferred Shares pursuant to the Funding Commitment Letter are issued prior to the First Closing, the Transactions would result in Pubco being owned 30% by the Company Shareholders (on a fully-diluted basis) and the Transferors pursuant to the Preferred Share Acquisition Agreement, 26% by the shareholders of Purchaser and 44% by the investors under the Commitment Agreements;

WHEREAS, it is the intention of the Parties that Pubco will have its securities listed on the NYSE; and

WHEREAS, certain capitalized terms used herein are defined in Article XVI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
DISTRIBUTIOn; PREFERRED Share Transfer

1.1 Distribution. On the Second Closing, and prior to the consummation of the transactions contemplated by Section 1.2, the Purchaser shall pay a dividend in favor of Pubco which shall be satisfied in-kind by the distribution of all of its interests in Norway Merger Sub 1 to Pubco.

1.2 Preferred Share Transfer. On the Second Closing, immediately following the Norway Effective Time and immediately prior to the Cross-Border Effective Time, Pubco shall cause the consummation of the transactions contemplated by the Preferred Share Acquisition Agreement.

Article II
MERGERS

2.1 Mergers.

(a) On the First Closing, in accordance with the applicable provisions of the Cayman Companies Act, Pubco, the Purchaser and Cayman Merger Sub shall consummate the Cayman Merger by taking those steps in accordance with Section 2.2(i), pursuant to which Cayman Merger Sub shall be merged with and into the Purchaser with Purchaser being the surviving entity, following which the separate corporate existence of the Cayman Merger Sub shall cease and the Purchaser shall continue as the surviving company (the “Cayman Surviving Corporation”) (provided that references in this Agreement to the Cayman Merger Sub for periods after the Cayman Effective Time shall include the Cayman Surviving Corporation) in accordance with a plan of merger for the Cayman Merger (the “Cayman Plan of Merger”) substantially in the form set forth in Exhibit B.

(b) On the Second Closing, in accordance with the applicable provisions of the Norwegian Companies Act, the Company, Norway Merger Sub 2 and Norway Merger Sub 1 shall consummate the Norway Merger by taking those steps in accordance with Section 2.2(ii), pursuant to which the Company shall be merged with and into Norway Merger Sub 2 with Norway Merger Sub 2 being the surviving entity, following which the separate corporate existence of the Company shall cease and Norway Merger Sub 2 shall continue as the surviving corporation (the “Norway Surviving Corporation”) (provided that references in this Agreement to the Company for periods after the Norway Effective Time shall include the Norway Surviving Corporation) in accordance with the plan of merger (the “Norway Plan of Merger”) substantially in the form set forth in Exhibit C.

(c) Immediately following the completion of the Preferred Share Transfer, in accordance with the applicable provisions of the Luxembourg Companies Act and the Norwegian Companies Act, Pubco and Norway Merger Sub 1 shall consummate the Cross-Border Merger by taking those steps in accordance with Section 2.2(iii), pursuant to which Norway Merger Sub 1 shall be merged with and into Pubco with Pubco being the surviving entity, following which the separate corporate existence of Norway Merger Sub 1 shall cease and Pubco shall continue as the surviving corporation (the “Lux Surviving Corporation” and, together with the Cayman Surviving Corporation and the Norway Surviving Corporation, the “Surviving Corporations”) (provided that references in this Agreement to Norway Merger Sub 1 for periods after the Cross-Border Effective Time shall include the Lux Surviving Corporation) in accordance with the plan of merger (the “Cross-Border Plan of Merger”) substantially in the form set forth in Exhibit D.

2.2 Effective Times. (i) On the First Closing, the Purchaser and Cayman Merger Sub shall cause the executed Cayman Plan of Merger and other required Cayman Merger Filing Documents to be filed with the Cayman Registrar (the time the Cayman Plan of Merger is registered by the Cayman Registrar, or such later time as may be specified in the Cayman Plan of Merger, being the “Cayman Effective Time”), (ii) on the Second Closing, the Company, Norway Merger Sub 2 and Norway Merger Sub 1 shall cause the Norway Merger to be consummated in accordance with the Norway Plan of Merger and with the relevant provisions of the Norwegian Companies Act, and by making the required filings, and after the end of the creditor period, register the completion of Norway Merger in the Norwegian Business Register (the time when such registration of completion is completed, being the “Norway Effective Time”) and (iii) immediately following, and for the avoidance of doubt, subject to and conditional upon the, completion of the Preferred Share Transfer, Pubco and Norway Merger Sub 1 shall cause the Cross-Border Merger to be consummated in accordance with the Cross-Border Plan of Merger, by (a) making the required filings and obtaining a certificate of merger for Norway Merger Sub 2, in form and substance reasonably acceptable to Purchaser and the Company (the “Norwegian Certificate of Merger”) from the Norwegian Business Registry, (b) causing the Cross-Border Merger Resolutions to be published in the RESA, in form and substance reasonably acceptable to Purchaser and the Company (the “Cross-Border Merger Publication”) and (c) causing a representative of Pubco to appear before a Luxembourg notary to record that all conditions precedent to the Cross-Border Merger set out in the Cross-Border Merger Resolutions have been satisfied (the “Cross-Border Merger Deed of Record” and, together with the Cross-Border Merger Publication, the Cayman Certificate of Merger and the Norway Certificate of Merger, the “Certificates of Merger”), all in accordance with the relevant provisions of the Norwegian Companies Act and the Luxembourg Companies Act, or such later time as may be specified in the Cross-Border Merger Resolutions, being the “Cross-Border Effective Time”, and, together with the Cayman Effective Time and the Norway Effective Time, the “Effective Times”, and each an “Effective Time”).

2.3 Effect of the Mergers. At the relevant Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Certificates of Merger, the Cross-Border Plan of Merger, the Norway Plan of Merger, the Cayman Plan of Merger and the applicable provisions of the Cayman Companies Act, the Luxembourg Companies Act and the Norwegian Companies Act, as applicable. Without limiting the generality of the foregoing, and subject thereto, at each applicable Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of:

(a) the Purchaser and the Cayman Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Purchaser as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Cayman Surviving Corporation of any and all agreements, covenants, duties and obligations of the Purchaser and the Cayman Merger Sub set forth in this Agreement to be performed after the Cayman Effective Time, and the Cayman Surviving Corporation shall continue its existence as a wholly-owned Subsidiary of Pubco;

(b) the Company and Norway Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Norway Merger Sub 2 as the surviving corporation, which shall include the assumption by the Norway Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and Norway Merger Sub 2 set forth in this Agreement to be performed after the Norway Effective Time, and the Norway Surviving Corporation shall continue its existence as, following completion of the Cross-Border Merger, a wholly-owned Subsidiary of Pubco; and

(c) Pubco and Norway Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Pubco as the surviving corporation, which shall include the assumption by Pubco of any and all agreements, covenants, duties and obligations of Pubco and Norway Merger Sub 1 set forth in this Agreement to be performed after the Cross-Border Effective Time.

2.4 Organizational Documents of Surviving Corporations.

(a) At the Cayman Effective Time, the Purchaser Articles, as in effect immediately prior to the Cayman Effective Time, shall remain the memorandum and articles of association of the Cayman Surviving Corporation. Immediately following the Second Closing, Pubco shall amend and restate the memorandum and articles of association of the Cayman Surviving Corporation to read in their entirety in the form of the articles of association of the Cayman Merger Sub immediately prior to the Cayman Effective Time.

(b) At the Norway Effective Time, the Articles of Association of Norway Merger Sub 2, as in effect immediately prior to the Norway Effective Time, shall remain the Articles of Association of Norway Merger Sub 2 (except that the name of the corporation shall be updated therein) and, as so amended, shall be the Articles of Association of the Norway Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Norwegian Companies Act.

(c) At the Cross-Border Effective Time, the applicable Pubco Articles, as in effect immediately prior to the Cross-Border Effective Time, shall be amended to read in their entirety in the form of the Final Amended Pubco Articles and, as so amended, shall be the articles of association of the Lux Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Luxembourg Companies Act.

2.5 Directors and Officers of the Surviving Corporations.

(a) At the relevant Effective Time, the board of directors and executive officers of the Company, Purchaser, Cayman Merger Sub and the Norway Merger Subs shall resign and the boards of directors and executive officers of the Cayman Surviving Corporation and Norway Surviving Corporation shall be as determined by Pubco, each to hold office in accordance with the Organizational Documents of the Cayman Surviving Corporation and the Norway Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) At the Cayman Effective Time, the board of directors of Pubco shall resign and the board of directors of Pubco shall be appointed in accordance with Section 9.12 and, at the Cross-Border Effective Time, the board of directors of Pubco (as the Lux Surviving Corporation) shall be appointed in accordance with Section 9.12.

2.6 Effect of Mergers on Issued Securities of Purchaser, Pubco, the Merger Subs and the Company. At the relevant Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of Purchaser, the Company, Pubco or the Merger Subs:

(a) Purchaser Units. Each Purchaser Unit outstanding immediately prior to the Cayman Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share and one-half of a Purchaser Warrant in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 2.6 below.

(b) Purchaser Ordinary Shares.

(i) Each Purchaser Ordinary Share issued and outstanding immediately prior to the Cayman Effective Time (other than those described in Section 2.6(b)(ii) and 2.6(c) below) shall be converted into the right to receive one Pubco Ordinary Share, following which all issued and outstanding Purchaser Ordinary Shares shall be held by Pubco.

(ii) Dissenting Purchaser Ordinary Shares. Each Dissenting Purchaser Ordinary Share issued and outstanding immediately prior to the Cayman Effective Time held by a Dissenting Purchaser Shareholder, if any, shall be cancelled and extinguished and each Dissenting Purchaser Shareholder shall be entitled to be paid the fair value of such Dissenting Purchaser Ordinary Share and such other rights as are granted by the Cayman Companies Act.

(c) Cancellation of Capital Stock Owned by Purchaser. Each share of Purchaser owned by Purchaser as treasury shares immediately prior to the Cayman Effective Time, if any, shall be cancelled and extinguished without any conversion thereof or payment therefor.

(d) Cancellation of Shares of Cayman Merger Sub. Each Cayman Merger Sub Share issued and outstanding immediately prior to the Cayman Effective Time shall automatically be cancelled and shall cease to exist.

(e) Purchaser Warrants. Pursuant to the terms of the Purchaser Public Warrants and Purchaser Private Warrants, each (i) Purchaser Public Warrant outstanding immediately prior to the Cayman Effective Time shall be exchanged for the right to receive one Pubco Public Warrant and (ii) each Purchaser Private Warrant outstanding immediately prior to the Cayman Effective Time shall be exchanged for the right to receive one Pubco Private Warrant, and all Purchaser Warrants shall thereupon be deemed terminated and no longer outstanding. Pursuant to the terms of the Purchaser Public Warrants and Purchaser Private Warrants, each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares (subject to any amendment required by the Luxembourg Companies Act). At or prior to the Cayman Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery or issuance upon the exercise of such Pubco Warrants.

(f) Company Shares, Company Preferred Shares and Company Preferred Share Linked Warrants. Each Company Share (other than those described in Section 2.6(j) below), each Company Preferred Share and each Company Preferred Share Linked Warrant issued and outstanding immediately prior to the Norway Effective Time shall automatically be converted into one Norway Merger Sub 1 Share, Norway Merger Sub 1 Preferred Share and Norway Merger Sub 1 Preferred Share Linked Warrant, respectively, following which all such Company Shares, Company Preferred Shares and Company Preferred Share Linked Warrants shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each Norway Merger Sub 1 Share, Norway Merger Sub 1 Preferred Share and Norway Merger Sub 1 Preferred Linked Warrant held by Pubco at the Norway Effective Time shall be cancelled (or redeemed).

(g) Norway Merger Sub 1 Shares, Norway Merger Sub 1 Preferred Shares and Norway Merger Sub 1 Preferred Share Linked Warrants. Each Norway Merger Sub 1 Share issued and outstanding immediately prior to the Cross-Border Effective Time (other than those held by Pubco) shall automatically be converted into the right to receive the number of Pubco Ordinary Shares equal to the Exchange Ratio (subject to the withholding of the Escrow Shares in accordance with Section 3.1) (such aggregate number of Pubco Ordinary Shares, the “Exchange Shares”), following which all such Norway Merger Sub 1 Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. Any Norway Merger Sub 1 Shares, Norway Merger Sub 1 Preferred Shares and Norway Merger Sub 1 Preferred Share Linked Warrants held by Pubco shall be cancelled and shall cease to exist.

(h) Restricted Securities. The Exchange Shares issued by Pubco to the Norway Merger Sub 1 Shareholders pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws. The book entry evidencing the Exchange Shares will include appropriate restrictions in order to reflect the fact that the Exchange Shares will be issued by Pubco to the Norway Merger Sub 1 Shareholders pursuant to an exemption from the registration requirements of the Securities Act and may not be offered or sold, directly or indirectly, in the United States (as defined in the Securities Act) or to U.S. persons (as defined in the Securities Act) except in accordance with an effective registration statement under the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with applicable state securities laws. In addition, hedging transactions involving the Exchange Shares may not be conducted unless in compliance with the Securities Act.

(i) Redemption of Pubco Shares held by Purchaser Representative. All Pubco Shares held by Purchaser Representative prior to the First Closing shall be redeemed by Pubco for a cash payment equal to the issuance price of such shares. For the avoidance of doubt, this Section 2.6(i) shall not apply to any Pubco Securities acquired by the Purchaser Representative in connection with the Mergers.

(j) Cancellation of Capital Stock Owned by the Company. Each share of capital stock of the Company owned by the Company as treasury shares shall be cancelled and extinguished without any conversion thereof or payment therefor.

2.7 Exchange Procedures.

(a) Appointment of Transfer Agent. Prior to the First Closing, Pubco shall appoint the Norwegian electronic securities register, Verdipapirsentralen ASA (“Euronext VPS”) as registrar and appoint a transfer agent reasonably acceptable to the Company (the “Transfer Agent”), as its agent, for the purpose of exchanging (i) Norway Merger Sub 1 Shares for Company Shares and (ii) Pubco Securities for Purchaser Securities and Norway Merger Sub 1 Shares, as applicable. Norway Merger Sub 1 agrees to issue Norway Merger Sub 1 Shares as and to the extent required by this Agreement and the Norway Plan of Merger to the holders of Company Shares (other than Pubco). Pubco agrees to issue Pubco Securities as and to the extent required by this Agreement and the Cayman Plan of Merger to the holders of Purchaser Ordinary Shares, Purchaser Warrants and Norway Merger Sub 1 Shares. The Transfer Agent shall effect the exchange of Company Shares for a number of Norway Merger Sub 1 Shares, and Purchaser Securities and Norway Merger Sub 1 Shares for a number of Pubco Securities, each in accordance with the terms of this Agreement, the Norway Plan of Merger, the Cayman Plan of Merger or the Cross-Border Plan of Merger, and, to the extent applicable, customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

(b) Transfers of Ownership. Outstanding Purchaser Securities, Company Shares and Norway Merger Sub 1 Shares converted into the right to receive the consideration provided in Section 2.6 will be deemed, from and after the applicable Effective Time, to evidence only the right to secure the consideration to which the holder thereof is entitled hereunder. In the case of (i) certificated shares, each certificate previously evidencing shares, or (ii) non-certificated shares represented by book entry, each document as may be required to be provided to the Transfer Agent pursuant to the applicable letter of transmittal as evidence, of (A) Purchaser Ordinary Shares (other than those described in Section 2.6(b)(ii) and Section 2.6(c)) shall be exchanged for a book entry representing a number of Pubco Ordinary Shares determined in accordance with Section 2.6, (B) Company Shares shall be exchanged for a book entry representing a number of Norway Merger Sub 1 Shares determined in accordance with Section 2.6(f) and (C) Norway Merger Sub 1 Shares (other than those held by Pubco) shall be exchanged for a book entry representing a number of Pubco Ordinary Shares determined in accordance with Section 2.6(g) to the extent applicable, upon the surrender of such certificate (in the case of certificated shares) or applicable document (in the case of non-certificated shares) in accordance with this Section 2.7(b). Until surrendered in accordance with this Section 2.7(b), each Purchaser Ordinary Share, Company Share and Norway Merger Sub 1 Share (other than those described in Section 2.6(b)(ii), Section 2.6(c) and Section 2.6(j) and the Norway Merger Sub 1 Shares held by Pubco) shall thereafter represent only the right to receive a number of Norway Merger Sub 1 Shares or Pubco Ordinary Shares, as applicable, determined in accordance with this Agreement and, in the case of the Company Shares, the Norway Plan of Merger, and in the case of the Purchaser Ordinary Shares, the Cayman Plan of Merger.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the Surviving Corporations, including Pubco, or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Surrender of Purchaser Securities, Company Shares and Norway Merger Sub 1 Shares. All securities issued upon the surrender (to the extent applicable) of Purchaser Securities, Company Shares and Norway Merger Sub 1 Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities, Norway Merger Sub 1 Shares or Company Shares shall also apply to the Norway Merger Sub 1 Shares or Pubco Securities, as applicable, so issued in exchange.

(e) Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Norway Merger Sub 1 shall issue in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.6; provided, however, that Norway Merger Sub 1 may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify the Surviving Corporations, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporations with respect to the certificates alleged to have been lost, stolen or destroyed.

2.8 Treatment of Company Options, Company Warrants and EDGE Warrants.

(a) Immediately prior to the Norway Effective Time, each Company Option set forth on Schedule 2.8(a) and that is outstanding as of such time shall be converted into the right to receive an option relating to Pubco Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such Company Options immediately prior to the Norway Effective Time (subject to any amendments required by the Luxembourg Companies Act), including with respect to vesting and termination-related provisions (each, a “Pubco Option”) except that (i) such Pubco Options shall relate to that whole number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the number of shares of Company Shares subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Pubco Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Norway Effective Time as set forth in Section 7.3(a) of the Company Disclosure Schedules, divided by the Exchange Ratio and, to the fullest extent permitted by the terms of such Company Option or by consent from the holder of such Company Option, translated into US dollars based on the Relevant NOK/USD Exchange Rate (the exercise price per share, as so determined, being rounded up to the nearest full øre (1/100 of one NOK) or cent, as the case may be); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) Immediately prior to the Norway Effective Time, each Company Warrant that is then outstanding shall be converted into the right to receive a warrant relating to Pubco Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such warrant immediately prior to the Norway Effective Time (subject to any amendments required by the Luxembourg Companies Act), including with respect to vesting and termination-related provisions (each, a “Pubco Warrant”) except that (a) such Pubco Warrant shall relate to that whole number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the number of shares of Company Shares subject to such Company Warrant, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Pubco Warrant shall be equal to the exercise price per share of such Company Warrant in effect immediately prior to the Norway Effective Time as set forth in Section 7.3(a) of the Company Disclosure Schedules, divided by the Exchange Ratio and, to the fullest extent permitted by the terms of such Company Warrant or by consent from the holder of such Company Warrant, translated into US dollars based on the Relevant NOK/USD Exchange Rate (the exercise price per share, as so determined, being rounded up to the nearest full øre (1/100 of one NOK) or cent, as the case may be); provided, however, that the conversion of the Company Warrants will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Warrants for purposes of Section 409A or Section 424 of the Code.

(c) Immediately prior to the Norway Effective Time, each Company EDGE Warrant that is then outstanding shall be converted into the right to receive a warrant relating to Pubco Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such warrant immediately prior to the Norway Effective Time (subject to any amendments required by the Luxembourg Companies Act), including with respect to vesting and termination-related provisions (each, a “Pubco EDGE Warrant”) except that (a) such Pubco EDGE Warrant shall relate to that whole number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the number of shares of Company Shares subject to such Company EDGE Warrant, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Pubco EDGE Warrant shall be equal to the exercise price per share of such Company EDGE Warrant in effect immediately prior to the Norway Effective Time as set forth in Section 7.3(a) of the Company Disclosure Schedules, divided by the Exchange Ratio and, to the fullest extent permitted by the terms of such Company EDGE Warrant or by consent from the holder of such Company EDGE Warrant, translated into US dollars based on the Relevant NOK/USD Exchange Rate (the exercise price per share, as so determined, being rounded up to the nearest full øre (1/100 of one NOK) or cent, as the case may be); provided, however, that the conversion of the Company EDGE Warrants will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company EDGE Warrants for purposes of Section 409A or Section 424 of the Code.

(d) Pubco and Company shall take all necessary actions to effect the treatment of Company Options, Company Warrants and EDGE Warrants pursuant to Section 2.8 in accordance with, as applicable, the Company Benefit Plan, the applicable award agreements, the terms of the EDGE Warrants set forth in the Company’s shareholders’ resolutions passed July 8, 2020 and October 6, 2020, respectively and the applicable agreement set forth in Schedule 2.8(d).

(e) Pubco shall take all necessary action to ensure that no Pubco Option, Pubco Warrant or Pubco EDGE Warrant may be exercised prior to the effective date of an applicable Form S-8 (or other applicable registration form or exemption therefrom) of Pubco.

(f) Pubco shall take all necessary actions to ensure that each Pubco Ordinary Share underlying each Pubco Option, Pubco Warrant and Pubco EDGE Warrant issued pursuant to this Section 2.8 shall promptly, and in any event within sixty (60) calendar days from the date on which Pubco files the Form 8-K relating to the Second Closing, be registered on an applicable Form S-8 (or other applicable form) of Pubco.

2.9 Fractional Pubco Securities. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Security will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Security (after aggregating all fractional Pubco Securities that would otherwise be received by such Person) shall instead have the number of Pubco Securities issued to such Person rounded down in the aggregate to the nearest whole Pubco Security.

2.10 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (i) the Cayman Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) Preferred Share Transfer, the Norway Merger and the Cross-Border Merger are intended to be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, and (iii) this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). The Parties hereby agree to file all Tax and other returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Cayman Merger does not qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code or the Norway Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code.

2.11 Termination of Certain Agreements. The Company and the Major Shareholders shall, effective as of the Second Closing, cause any shareholders, voting or similar agreement among the Company and any of the Shareholders with respect to the Company Securities, and each Major Shareholder shall cause such agreements to terminate in full without any loss or liability to the Company whatsoever. Further, the Company and each Major Shareholder hereby waives any obligations of the Parties under the Company’s Organizational Documents or any agreement described in the sentence above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

Article III
ESCROW

3.1 Escrow. At or prior to the First Closing, Pubco, the Purchaser Representative, the Shareholder Representative and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Second Closing, in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), pursuant to which Pubco shall cause to be delivered to the Escrow Agent at the Second Closing a number of Exchange Shares (each valued at the lower of (i) the Redemption Price and the (ii) PIPE Price) equal to five percent (5%) of the Base Consideration (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) (which Escrow Shares would have otherwise been deliverable to the Major Shareholders at the Second Closing), with the Escrow Shares, along with any dividends, distributions and other earnings thereon and other Escrow Property, to be held by the Escrow Agent in a segregated escrow account (“Escrow Account”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Shares and other Escrow Property shall serve as partial security for the Major Shareholders’ obligations after the Second Closing under Article X and Article XI. The portion of the Exchange Shares that shall be withheld at the Second Closing for deposit in the Escrow Account shall be allocated among the Major Shareholders based on their respective Major Shareholder Pro Rata Percentage (such percentage being each such Major Shareholder’s “Escrow Allocation”). For the avoidance of doubt, no Exchange Shares to be received by Shareholders other than the Major Shareholders shall be withheld at the Second Closing and deposited into the Escrow Account. Each Major Shareholder shall be deemed to be the owner of its Escrow Allocation of the Escrow Shares and to be entitled to the related dividends, distributions and other earnings thereon in respect of its Escrow Allocation of such Escrow Shares upon release from escrow to the Major Shareholders, subject to the retention of any dividends, distributions and other earnings thereon in the Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Major Shareholder shall have the right to vote its Escrow Allocation of such Escrow Shares during the time held in the Escrow Account as Escrow Shares.

Article IV
CLOSINGS

4.1 First Closing. Subject to the satisfaction or waiver of the conditions set forth in Article XII, the consummation of the transactions contemplated by Section 2.1(a) (the “First Closing”) shall take place by means of telecommunication on the fifth (5th) Business Day after all the Closings conditions to this Agreement set forth in Article XII have been satisfied or waived at 5:00 p.m. Central European Time (other than the Closings conditions that by their terms are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions), or at such other date, time or place as Purchaser and the Company may agree in writing (the date and time at which the First Closing is actually held being the “First Closing Date”). Notwithstanding Sections 4.1 or 4.2, the Parties may, by mutual agreement in writing, postpone the Closing Dates as necessary to disapply the dissenters’ rights available to Purchaser Shareholders under the Cayman Companies Act with respect to the Transactions.

4.2 Second Closing. The consummation the transactions contemplated by this Agreement (other than those which occur on the First Closing) (the “Second Closing” and together with the First Closing, the “Closings” and each, a “Closing”) shall take place by means of telecommunication on the second (2nd) Business Day after the First Closing at 5:00 p.m. Central European Time, or at such other date, time or place as Purchaser and the Company may agree in writing (the date and time at which the Second Closing is actually held being the “Second Closing Date”, and together with the First Closing Date, the “Closing Dates” and each, a “Closing Date”).

4.3 Signatures for the Closings. Signatures for the Closings may be transmitted by emailed PDF files or by facsimile.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Special Notes Regarding Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature), Purchaser represents and warrants to the Company, as of the date hereof and as of the First Closing, as follows:

5.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Norway Merger Sub is a corporation duly incorporated and validly existing under the Laws of Norway. Each of Purchaser and the Norway Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser and each of the Norway Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Purchaser and the Norway Merger Subs, each as currently in effect. Neither Purchaser nor the Norway Merger Subs are in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of Purchaser and the Norway Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval, Norway Merger Sub 1 Shareholder Approval and Norway Merger Sub 2 Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and the Norway Merger Subs and (b) other than the Required Purchaser Shareholder Approval, Norway Merger Sub 1 Shareholder Approval and Norway Merger Sub 2 Shareholder Approval, no other corporate proceedings on the part of Purchaser or the Norway Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser or the Norway Merger Subs is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

5.3 Governmental Approvals. Except as otherwise described in Schedule 5.3, no Consent of or with any Governmental Authority, on the part of Purchaser or the Norway Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser or the Norway Merger Subs of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings and Consents as are contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Purchaser or the Norway Merger Subs on a timely basis to consummate the Transactions.

5.4 Non-Contravention. Except as otherwise described in Schedule 5.4, the execution and delivery by Purchaser and the Norway Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to receiving the Required Purchaser Shareholder Approval, the Norway Merger Sub 1 Shareholder Approval and the Norway Merger Sub 2 Shareholder Approval, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any Consent from or provide any notice to any Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which such Party is a party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to adversely affect the Purchaser in any material respect or have a material impact on the ability of Purchaser or the Norway Merger Subs on a timely basis to consummate the Transactions.

5.5 Capitalization.

(a) Purchaser is authorized to issue 200,000,000 Class A ordinary shares of par value $0.0001 each, 20,000,000 Class B ordinary shares of par value $0.0001 each and 2,000,000 preference shares of par value $0.0001 each. As of the date of this Agreement, there are no issued or outstanding Purchaser Preferred Shares. As of the date of this Agreement, Norway Merger Sub 1 has issued 3,000 shares of par value of NOK 10.00 and Norway Merger Sub 2 has issued 3,000 shares of par value of NOK 10.00. All outstanding Purchaser Ordinary Shares, Norway Merger Sub 1 Shares and Norway Merger Sub 2 Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Norway Companies Act or the respective Party’s Organizational Documents. None of the outstanding Purchaser Securities, Norway Merger Sub 1 Shares or the Norway Merger Sub 2 Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser and the Norway Merger Subs do not have any Subsidiaries (other than the Norway Merger Subs in the case of Purchaser, and Norway Merger Sub 2 in the case of Norway Merger Sub 1), or own any equity, profits or voting interests in any other Person (other than Purchaser’s 100% ownership of the Norway Merger Subs, and Norway Merger Sub 1’s 100% ownership of Norway Merger Sub 2), or have any agreement or commitment to purchase any such interest, and each of Purchaser and the Norway Merger Subs has not agreed, is not obligated to make, and is not bound by any written, oral or other agreement, contract, binding understanding, instrument, note, option, warrant, purchase order, license, commitment or undertaking of any nature (other than this Agreement and the Ancillary Documents) under which it is or may upon the occurrence of certain events specified therein become obligated to make, any investment in or capital contribution to any other entity.

(b) Except as set forth in Schedule 5.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or the Norway Merger Subs or (B) obligating Purchaser or the Norway Merger Subs to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser or the Norway Merger Subs to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, the Purchaser’s Organizational Documents, there are no outstanding obligations of Purchaser or the Norway Merger Subs to repurchase, redeem or otherwise acquire any shares or other securities of Purchaser or the Norway Merger Subs (as applicable) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 5.5(b), and other than the Purchaser Shareholder Irrevocable Undertakings and the Insider Letter, Purchaser and Norway Merger Subs are not party to any agreement which contains registration rights other than the Existing Registration Rights Agreement, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser or the Norway Merger Subs is a party with respect to the voting of any shares of Purchaser or the Norway Merger Subs. As a result of the consummation of the transactions contemplated hereby, except as set forth on Schedule 5.5(b), no warrants, options or other securities of Purchaser or Norway Merger Subs are issuable and no rights in connection with any shares, warrants, options or other securities of Purchaser or the Norway Merger Subs accelerate or otherwise become triggered (whether as to voting, exercisability, convertibility or otherwise).

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 5.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets. None of the Norway Merger Subs has any Indebtedness.

(d) As of the date hereof, Purchaser has Purchaser Warrants comprised of 8,750,000 Purchaser Private Warrants and 14,375,000 Purchaser Public Warrants. The Purchaser Public Warrants are exercisable for one (1) Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. The Purchaser Private Warrants are exercisable for one (1) Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. No Purchaser Warrants are exercisable until the Closings. All outstanding Purchaser Warrants (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (1) the Purchaser Organizational Documents and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party or otherwise bound.

(e) Purchaser is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates. At the Second Closing and, after giving effect to the release of the funds held in the Trust Account, Purchaser and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business and all businesses in which it is about to engage; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

(f) Except as set forth in Schedule 5.5(f), since the date of formation of Purchaser and the Norway Merger Subs, and except as contemplated by this Agreement, Purchaser and the Norway Merger Subs have not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s and the Norway Merger Subs’ boards of directors have not authorized any of the foregoing.

5.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results since the beginning of the first fiscal year of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is filed, furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, to the Knowledge of the Purchaser, the SEC Reports are not currently subject to any SEC review and there are no open SEC comments to any SEC Reports which have not been responded to. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants are listed on the NYSE, (B) Purchaser has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the NYSE or the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on the NYSE and (D) Purchaser is in compliance with all of the applicable corporate governance rules of the NYSE.

(b) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), complied as to form with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Purchaser maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Purchaser is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC and other public disclosure documents.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities that have been incurred in the ordinary course of business consistent with past practice since the date of the last balance sheet.

5.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 5.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2019, there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an adverse effect on the Purchaser, in any material respect.

5.8 Compliance with Laws. Each of Purchaser and the Norway Merger Subs is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have an adverse effect on the Purchaser and the Norway Merger Subs, in any material respect, and neither Purchaser nor the Norway Merger Subs has received written notice alleging any violation of applicable Law in any material respect by Purchaser or the Norway Merger Subs.

5.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have an adverse effect on Purchaser, in any material respect. There is no material Action that Purchaser has pending against any other Person. Neither Purchaser, nor, to the Knowledge of Purchaser, any of its directors or officers are subject to any material Orders of any Governmental Authority, nor are any such Orders pending. None of Purchaser’s directors or officers have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have an adverse effect on Purchaser, in any material respect.

5.10 Taxes and Returns.

(a) Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no material audits, examinations, investigations or other proceedings pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Liens with respect to Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Purchaser is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Norway Merger from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

5.11 Employees. Other than reimbursement of any out-of-pocket expenses incurred by the Purchaser’s officers and directors in connection with activities on the Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by the Purchaser outside of the Trust Account, the Purchaser has no unsatisfied material liability with respect to any employee, officer or director. The Purchaser has never, and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements.

5.12 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

5.13 Finders and Brokers. Except as set forth on Schedule 5.13, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

5.14 Certain Business Practices.

(a) Since the formation of Purchaser, neither Purchaser, nor any of its Representatives acting on its behalf, has in material violation of applicable Law (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of Anti-Bribery Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

5.15 Independent Investigation. Each of Purchaser and the Norway Merger Subs has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Each of Purchaser and the Norway Merger Subs acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Major Shareholders set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser or the Norway Merger Subs pursuant hereto; and (b) none of the Company, the Major Shareholders or their respective Representatives have made any representation or warranty as to the Target Companies, the Major Shareholders or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser or the Norway Merger Subs pursuant hereto and each of Purchaser and the Norway Merger Subs is expressly disclaiming any reliance on any representations or warranties other than those set forth in Articles VII and VIII of this Agreement.

5.16 Trust Account. As of the date hereof, there is at least $279 million invested in the Trust Account, maintained by the Trustee pursuant to the Trust Agreement. Prior to the Second Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice in lapse of time or both, would constitute a material breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder and the satisfaction of the other conditions to the Closings set forth in Article XII, Purchaser has no reason to believe that any of the conditions to the use of the funds in the Trust Account on the Second Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions) will not be satisfied as of the First Closing Date.

5.17 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Purchaser Disclosure Schedules), the Ancillary Documents and any certificates delivered pursuant to this Agreement, the Purchaser hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Purchaser, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Purchaser, and any such representations or warranties are expressly disclaimed.

Article VI
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the Company, as of the date hereof and as of the First Closing and Second Closing (provided that the representations and warranties of Pubco as of the Second Closing shall be deemed qualified to give effect to any transactions contemplated to occur on the First Closing), as follows:

6.1 Organization and Standing. Pubco is a corporation in the form of a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of Luxembourg. Cayman Merger Sub is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and the Cayman Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Cayman Merger Sub is duly qualified or licensed and, in the case of Cayman Merger Sub is in good standing, to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser accurate and complete copies of the Organizational Documents of Pubco and the Cayman Merger Sub each as currently in effect. Neither Pubco nor the Cayman Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. Subject to obtaining the Required Pubco Shareholder Approval and the Required Cayman Merger Sub Shareholder Approval, each of Pubco and the Cayman Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and the Cayman Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Pubco or the Cayman Merger Sub is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or the Cayman Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Governmental Approvals. Except as otherwise described on Schedule 6.3, no Consent of or with any Governmental Authority, on the part of Pubco or the Cayman Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings or Consents as contemplated by this Agreement, (c) any filings required with the NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or the Cayman Merger Sub on a timely basis to consummate the Transactions.

6.4 Non-Contravention. The execution and delivery by Pubco and the Cayman Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any Consent from or provide any notice to any Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or Cayman Merger Sub on a timely basis to consummate the Transactions.

6.5 Capitalization.

(a) As of the date hereof, Pubco’s outstanding share capital consists of 40,000 fully paid redeemable shares with no nominal value. As of the date hereof, Cayman Merger Sub is authorized to issue 50,000 ordinary shares, of par value $1.00 each. The issued and outstanding Cayman Merger Sub Shares consist of one ordinary share, of par value $1.00. Prior to giving effect to the transactions contemplated by this Agreement, other than the Cayman Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except with respect to the Commitment Agreements and the Preferred Share Purchase Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Pubco or the Cayman Merger Sub or (B) obligating Pubco and the Cayman Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Pubco or the Cayman Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Each of Pubco and the Cayman Merger Sub is not a party to any agreement which contains registration rights, there are no shareholders agreements, voting trusts or other agreements or understandings to which each of Pubco or the Cayman Merger Sub is a party with respect to the voting of any shares of Pubco or the Cayman Merger Sub (other than this Agreement and the Ancillary Documents). As a result of the consummation of the transactions contemplated hereby, no warrants, options or other securities of Pubco or the Cayman Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of Pubco or the Cayman Merger Sub accelerate or otherwise become triggered (whether as to voting, exercisability, convertibility or otherwise).

(c) Neither Pubco nor the Cayman Merger Sub has any Indebtedness.

(d) Since the date of formation of Pubco and the Cayman Merger Sub, and except as contemplated by this Agreement, each of Pubco and the Cayman Merger Sub has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and each of Pubco’s and the Cayman Merger Sub’s board of directors has not authorized any of the foregoing.

6.6 Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II shall be, upon issuance and delivery of such Exchange Shares, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares, each holder of such Exchange Shares shall have good and valid title to its portion of such Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Registration Rights Agreement, the Pubco Articles, the provisions of this Agreement and any Liens incurred by such holder and (iii) the issuance of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.7 Compliance with Laws. Each of Pubco and the Cayman Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have an adverse effect on any of the Pubco or the Cayman Merger Sub, in any material respect, and each of Pubco and the Cayman Merger Sub has not received written notice alleging any violation of applicable Law in any material respect by the Pubco or the Cayman Merger Sub.

6.8 Pubco and Cayman Merger Sub Activities. Since their formation, Pubco and the Cayman Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Cayman Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Cayman Merger Sub are not party to or bound by any Contract.

6.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Cayman Merger Sub.

6.10 Investment Company Act. Pubco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.

6.11 Information Supplied. None of the information supplied or to be supplied by Pubco or the Cayman Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including the NYSE) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the holders of Purchaser Securities or Pubco’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or the Cayman Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor the Cayman Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Shareholders or any of their respective Affiliates.

6.12 Independent Investigation. Each of Pubco and the Cayman Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and the Cayman Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or the Cayman Merger Sub pursuant hereto; and (b) none of the Company, the Major Shareholders or their respective Representatives have made any representation or warranty as to the Target Companies, the Major Shareholders or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules), in any Ancillary Document or in any certificate delivered to Pubco or the Cayman Merger Sub pursuant hereto and Pubco is expressly disclaiming any reliance on any representations or warranties other than those set forth in Articles VII and VIII of this Agreement.

6.13 Exclusivity of Representations and Warranties Except as otherwise expressly provided in this Article VI (as modified by the Pubco Disclosure Schedules), the Ancillary Documents and any certificates delivered pursuant to this Agreement, Pubco expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Pubco, and any such representations or warranties are expressly disclaimed.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser no later than the time immediately preceding the entering into of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Purchaser and Pubco, as of the time of entering into of this Agreement and, subject to any updates delivered by the Company to Purchaser pursuant to Section 9.29, as of the time immediately preceding the First Closing and as of the time immediately preceding the Second Closing, that the statements contained in this Article VII are true and correct (provided that such disclosure shall be deemed to qualify or provide disclosure in response to (x) the section or subsection of this Article VII under which such disclosure is made in the Company Disclosure Schedules, and (y) any other section or subsection of this Article VII to the extent it is reasonably apparent on its face), as follows:

7.1 Organization and Standing. The Company is a company duly organized and validly existing under the Laws of Norway and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not be material to the Target Companies, taken as a whole. Schedule 7.1 lists the jurisdiction of organization of each Target Company and all names other than its legal name under which any Target Company does business as of the date hereof. The Company has provided to Purchaser or Purchaser’s counsel accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

7.2 Authorization; Binding Agreement. Other than with respect to the Required Company Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been, subject to receipt of the Required Company Shareholder Approval, duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents and the Norwegian Companies Act any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the approval by the Company’s board of directors of the Norway Demerger Plan and the Norway Merger Plan, the Required Company Shareholder Approval and the filing and recordation of appropriate documents, in connection with the Agreement and each Ancillary Document to which the Company is or is required to be a party, as required by applicable Law). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party at the applicable Closing shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Capitalization.

(a) The Company is authorized to issue an additional 108,112,829 Company Shares, of which 15,612,829 are authorized to be issued by way of the Company Warrants and EDGE Warrants and 92,500,000 Company Shares are authorized to be issued by way of the Company Preferred Share Linked Warrants. As of the date hereof, the outstanding capital shares of the Company consists of 209,196,827 Company Shares and 7,500,000 Company Preferred Shares, which are owned legally (registered) and beneficially by the Persons set forth on Schedule 7.3(a), and there are no other outstanding equity interests of the Company other than the Company Options referred to in Section 2.8(a) and 7.3(b). After giving effect to the transactions contemplated by this Agreement and the Preferred Share Acquisition Agreement, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens. Except as set forth on Schedule 7.3(a), all of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Norwegian Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. As of the date hereof, the Company holds 0 shares in treasury.

(b) Schedule 7.3(b) sets forth a true and complete list, as of the date hereof of each Company Equity Plan. The board of directors of the Company shall amend the Company Equity Plan and take all other necessary actions, effective as of immediately prior to the First Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Equity Plan and provide that shares in respect of Company Options that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Options will be granted under the Company Equity Plan. Schedule 2.8(a) sets forth the beneficial and record owners of all outstanding Company Options as of the date hereof (including the number of Company Options held), all of which Company Options will be fully satisfied by the Company at or promptly following the Second Closing (except for such Company Options that will be rolled over into options relating to equity of Pubco pursuant to the provisions of Section 2.8(a)). Except as set forth on Schedule 7.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. Other than the Company Equity Plan, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Other than the Major Shareholder Irrevocable Undertakings, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and, other than in connection with the Company Equity Plan, Company Warrants and EDGE Warrants), in each case consistent with Section 2.8(a), Section 2.8(b) and Section 2.8(c), no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since the Locked Box Date, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

7.4 Subsidiaries. Schedule 7.4 sets forth the name of each Subsidiary of the Company as of the date hereof, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Except as set forth on Schedule 7.4, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule 7.4, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. The Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than another Target Company).

7.5 Governmental Approvals. Except as otherwise described in Schedule 7.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such Consents as are expressly contemplated by this Agreement or any Ancillary Document, (b) pursuant to Antitrust Laws, (c) any filings required with the NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) those Consents, the failure of which to obtain prior to the respective Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

7.6 Non-Contravention. Except as otherwise described in Schedule 7.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.5 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments (including a Change of Control Payment) or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any Consent from or provide any notice to any Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the case of clauses (b) and (c) as would not individually or in the aggregate reasonably be expected to be material to the Target Companies taken as a whole, or materially affect the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

7.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the Company prepared unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the unaudited consolidated balance sheets of the Target Companies as of December 31, 2019 and December 31, 2018, and the related consolidated unaudited income statements, changes in shareholder equity and statements of cash flows for the years then ended, (ii) the Company prepared unaudited financial statements, consisting of the unaudited consolidated balance sheets of the Target Companies as of September 30, 2020 (the “Interim Balance Sheet Date”) and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended, and (iii) when delivered in accordance with Section 9.10(g), the Required Registration Statement Company Financials. True and correct copies of the Company Financials have been or, in the case of the Required Registration Statement Company Financials, will be, provided to Purchaser. The Company Financials (i) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved and (ii) were prepared from, and in accordance in all material respects, with the books and records of the Target Companies. The Company Financials fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Section 13(g) and 15(d) of the Exchange Act.

(b) All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects. The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. No Target Company, nor, any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of such Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that such Target Company has engaged in questionable accounting or auditing practices.

(c) As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 7.7(c) and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 7.7(b). Except as disclosed on Schedule 7.7(b), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets or (iv) the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents. Except as disclosed on Schedule 7.7(c), no Indebtedness requires the Company or any Target Company to make any payment to another Person related to, in connection with, or as a result of the transactions contemplated by this Agreement (a “Change of Control Payment”) and the Ancillary Documents or that gives a third party a right to receive or elect to receive a Change of Control Payment.

(d) All financial projections with respect to the Target Companies that were made available by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

7.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, since September 30, 2020, each Target Company (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action, other than the issuance of any equity or equity-linked instruments between the Locked Box Date and the date of this Agreement and reflected in Schedule 7.3(a), that would be prohibited by Section 9.2 (without giving effect to Schedule 9.2) if such action were taken on or after the date hereof without the consent of Purchaser.

7.9 Compliance with Laws.

(a) In the past five (5) years, except as set forth on Schedule 7.9(a), no Target Company is or has been, in any material respects, in non-compliance with, or in violation of, nor has any Target Company received any written or, to the Knowledge of the Company, oral notice of any non-compliance with, or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) The Company and the Target Companies maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and the Target Companies in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or the Target Companies’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

7.10 Company Permits. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 7.10. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any material Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation, suspension or modification of any material Company Permit, and no Target Company has received any notice that any Governmental Authority that has issued any material Permit intends to cancel, suspend, terminate or not renew any such material Permit.

7.11 Litigation. As of the date hereof, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case of (a) or (b) by or against any Target Company, its current or former directors or officers (provided, that any litigation involving the directors or officers of a Target Company must be related to the Target Company’s business), its business, equity securities or assets. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

7.12 Material Contracts.

(a) Schedule 7.12(a) sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or bound (each Contract required to be set forth on Schedule 7.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company that is greater than $100,000 (other than obligations of, or payments to, the Target Companies, arising from purchase or sale agreements entered into in the ordinary course of business);

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 or shares or other equity interests of the Target Companies or another Person;

(vi) relates to any merger, amalgamation, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) is with any Company Customer in excess of $1,000,000, or with the top 10 Company Vendors by amounts paid for each of (a) the twelve months ended on December 31, 2019 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a Person who is not a Party after the date hereof in excess of $250,000;

(x) is between any Target Company, on the one hand, and any directors, officers or employees of a Target Company or Related Person, on the other hand (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture) in any calendar year;

(xii) grants to any Person (other than the Companies or the Target Companies) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Company or any of the Target Companies;

(xiii) (A) relates to a material settlement entered into within three (3) years prior to the date of this Agreement, or (B) under which any Target Company or counterparty thereto has outstanding material obligations (other than customary confidentiality obligations);

(xiv) evidencing a Company Real Property Lease involving aggregate payments in excess of $100,000 in any calendar year;

(xv) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(xvi) is with a current officer, manager, director, employee or worker of, or consultant to, the Company or any of the Target Companies that provide annual base compensation (excluding bonus and other benefits) in excess of $100,000, or that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(xvii) requires the Company or any Target Company to assign to any Person any of its rights in any Intellectual Property developed by the Company or any Target Company under such Contract;

(xviii) requires any current or former officer, manager, director, employee or worker of, or consultant to, the Company or any of the Target Companies, who is or was substantially involved in or had substantially contributed to the invention, creation or development of any Intellectual Property used in connection with the conduct of the respective businesses of the Target Companies to assign to the Company or any of the Target Companies any Intellectual Property arising from the services performed for the Company or Target Company by such Persons;

(xix) is a collective bargaining (or similar) agreement or Contract between any Company or any of the Target Companies, on one hand, and any labor union, works council or other body representing employees of any Company or any of the Target Companies, on the other hand;

(xx) grants to any Person (other than the Companies or the Target Companies) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Company or any of the Target Companies;

(xxi) (A) grants to a third Person the right to use or register any Intellectual Property owned by the Company or (B) grants the right to use or register any Intellectual Property owned by a third Person that is material to the business of the Company other than (i) Contracts granting nonexclusive rights to use commercially available off-the-shelf software, (ii) Contracts granted to customers in the ordinary course of business that are substantially in the same form as the Company’s standard form customer agreements as have been provided to Purchaser on or prior to the date of this Agreement, (iii) licenses granted to service providers who access Intellectual Property owned by the Company on behalf of the Company as part of their provision of services to the Company; or (iv) nondisclosure agreements entered into in the ordinary course of business;

(xxii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney that relate to the Company or its business;

(xxiii) will be required to be filed as an exhibit to the Registration Statement under applicable SEC requirements;

(xxiv) grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Companies and their Target Companies in excess of $250,000 in any calendar year;

(xxv) is with a Governmental Authority other than any Company Permits;

(xxvi) any outstanding written commitment to enter into any Contract described in subsections (i) to (xxv) of this Section 7.12(a).

(b) Except as disclosed in Schedule 7.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and; (ii) to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect, and (vi) no Target Company has waived any material rights under any such Company Material Contract.

7.13 Intellectual Property.

(a) Schedule 7.13(a) sets forth, as of the date hereof, all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications in which a Target Company is the owner, applicant or assignee, specifying as to each item, if applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (the foregoing, “Material Company IP”). Each Target Company owns, free and clear of all Liens, all Material Company IP. All Material Company IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any Person who is not a Party with respect to such Material Company IP.

(b) Except as, individually or in the aggregate, has not and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect, each Target Company has a valid and enforceable license to use all Intellectual Property that is used or held for use in the business of such Target Company as currently conducted.

(c) All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are subsisting and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect: (i) no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed or used by the Target Companies; (ii) no Target Company has received any written notice, or to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor; (iii) there are no Orders to which any Target Company is a party (or is bound and of which the Target Company has actual written notice) that (A) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (B) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (C) grant any third Person any right with respect to any Intellectual Property owned by a Target Company; (iv) no Target Company is, or is expected to be, infringing, misappropriating or otherwise violating or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the conduct of the respective businesses of the Target Companies as currently or previously conducted, or as currently contemplated to be conducted; and (v) to the Company’s Knowledge, no Person is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, or exclusively licensed to any Target Company (“Company IP”).

(e) All current and former officers, employees and independent contractors of a Target Company who are or were materially involved in or have materially contributed to the invention, creation or development of any Intellectual Property used in connection with the conduct of the respective businesses of the Target Companies have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any Intellectual Property owned by a Target Company. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the Company IP.

7.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) No jurisdiction in which a Target Company does not file Tax Returns or pay Taxes has claimed to such Target Company in writing that such Target Company it is or may be subject to taxation by that jurisdiction.

(c) There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closings.

(g) No Target Company that is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority).

(i) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

7.15 Real Property.

(a) Schedule 7.15(a) contains a complete and accurate list as of the date hereof of (i) all material real property and interests in real property owned in fee by a Target Company as of the date hereof (collectively, the “Company Owned Properties”). With respect to each parcel of the Company Owned Property: (i) the Target Companies have good and marketable fee title to all Company Owned Properties, free and clear of all Liens (ii) the Target Companies have not leased or otherwise granted to any Person the right to use or occupy such Company Owned Property or any material portion thereof, and (iii) there are no options, rights of first refusal or rights of first offer to purchase such Company Owned Properties or any portion thereof or interest therein.

(b) All of the Company Real Properties and buildings, fixtures and improvements thereon, taken as a whole, (i) (A) are in reasonable operating condition without material structural defects, and all material mechanical and other systems located thereon are in reasonable operating condition, and (B) no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses. None of the material improvements located on the Company Real Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws or Contract. With respect to the Company Real Properties: (i) there are no material condemnation or eminent domain Actions pending or threatened in writing relating to any Company Real Property, and the Company has not received any notice of the intention of any Governmental Authority or other Person to take or use all or any material part thereof; (ii) there are no material Actions relating to boundary lines, ingress and egress, adverse possession or similar issues which are pending or threatened in writing; (iii) except as are not and would not reasonably be expect to be, individually or in the aggregate, material to the Target Companies, the existing buildings and improvements located on the Company Real Properties are located entirely within the boundary lines of such Company Real Property or on permanent easements on adjoining land benefiting such Company Real Property and may lawfully be used under applicable zoning and land use laws for the purposes for which they are presently being used; and (iv) the Company Real Properties are in compliance in all material respects with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Company Real Property.

(c) Schedule 7.15(c) contains a complete and accurate list as of the date hereof of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Company Leased Properties” and together with the Company Owned Properties, the “Company Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. With respect to each Company Real Property Lease, (i) each Company Real Property Lease is valid, binding and enforceable in accordance with its terms and are in full force and effect and (ii) there is not any existing material default on the part of a Target Company of the Company Real Property Leases, and no Target Company has received notice of any such condition.

7.16 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (i) Permitted Liens, and (ii) Liens set forth on Schedule 7.16. The assets (including contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted, provided, that no representations or warranties are made in this Section 7.16 with respect to Intellectual Property rights.

7.17 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company nor is there a duty to consult with any such part or body and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age, claims regarding any enhanced benefits or other discrimination claims) that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(b) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any past due arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 7.17(c) sets forth a complete and accurate information regarding the employees of the Target Companies as of the date hereof, showing for each employee (i) the employee’s job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2019, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2020. Except as set forth on Schedule 7.17(c), the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 7.17(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company and no independent contractor has claimed otherwise.

(d) No employee of a Target Company with annual base salary of $100,000 or more or at a senior management or technical level has provided written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment.

(e) To the Knowledge of the Company, no current or former employee, worker or independent contractor of the Company or any Target Company is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any Target Company or (ii) any restrictive covenant or nondisclosure obligation to a former employee or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Target Companies or (B) the knowledge or use of any Trade Secrets or proprietary information.

7.18 Benefit Plans.

(a) Set forth on Schedule 7.18(a) is a true and complete list as of the date hereof of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”) and the Company has no liability (whether current, contingent or prospective) in respect of any other employee benefit. Except as set forth on Schedule 7.18(a), no Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Company Financials; (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto; and (vii) no Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) Other than pursuant to the Company Equity Plan, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not, either alone or in combination with another event: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company. The consummation of the transactions contemplated hereby will not, alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any employee, officer or other individual service provider of the Company or of a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(f) All Company Options have been granted in accordance with the terms of the Company Equity Plan. The treatment of Company Options under this Agreement does not violate the terms of the Company Equity Plan or any Contract governing the terms of such awards. Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been maintained, in form and operation, in all material respects In material compliance with Section 409A of the Code.

(g) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) All Company Benefit Plans can be terminated at any time as of or prior to the First Closing Date without resulting in any material Liability to any Target Company, Pubco, Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

7.19 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect, or as set forth in Schedule 7.19:

(a) Each Target Company is and has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law. There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws.

(e) The Company has provided to Purchaser all environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company that are in a Target Company’s possession.

7.20 Transactions with Related Persons. Except (i) for payment of salary for services rendered in the ordinary course of business consistent with past practice, (ii) for reimbursement for reasonable expenses incurred on behalf of the Company or any of the Target Companies in the ordinary course of business consistent with past practice, (iii) for other employee benefits made in the ordinary course of business consistent with past practice, (iv) as described in the Company Financials delivered on or prior to the date of this Agreement, or (v) as set forth on Schedule 7.20, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Except as set forth on Schedule 7.20, no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation to any Related Person.

7.21 Business Insurance.

(a) Schedule 7.21(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) under which the Target Companies are insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closings. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has received any notice from, or on behalf of, any insurance carrier relating to any refusal to issue an insurance policy or non-renewal of a policy. No Target Company has any self-insurance or other co-insurance program. Except as set forth in Schedule 7.21(a), there are no claims related to the business of the Company pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

7.22 Customers and Vendors. Schedule 7.22 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2019 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date, all customers of the Target Companies (the “Company Customers”) and all vendors of goods or services to the Target Companies (the “Company Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with the Company Customers and Company Vendors are good commercial working relationships, and no Company Vendor or Company Customer within the last twelve (12) months has cancelled or otherwise terminated, or has notified the Company in writing that it intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (i) no Company Vendor or Company Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop or materially decrease, limit, or modify its material relationships with a Target Company, and (ii) no Target Company has within the past two (2) years been engaged in any material dispute with any Company Vendor or Company Customer.

7.23 Certain Business Practices.

(a) Since December 31, 2017, none of the Target Companies, nor, to the Company’s Knowledge, any of the Target Companies’ directors or officers, agents or employees acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Bribery Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The Company and the Target Companies have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with any local or foreign and money laundering statutes and Anti-Bribery Laws.

(c) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(d) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by OFAC, and no Target Company has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

7.24 Data Protection and Cybersecurity.

(a) For the purposes of this Section 7.24(a), the terms “personal data,” “personal data breach,” “process” (and its cognates) and “supervisory authority” shall have the meaning given to them in applicable Data Protection Laws.

(b) Each Target Company complies in all material respects with Data Protection Laws through the implementation and ongoing monitoring of appropriate written policies, notices, logs, and procedures, including by safeguarding all transfers of personal data to and from third parties located outside the European Economic Area by way of a valid data transfer mechanism under Data Protection Laws. Each Target Company maintains accurate and up-to-date records of all their personal data processing activities as required under Data Protection Laws.

(c) Each Target Company has, where required by applicable Law, entered into contracts with its material suppliers that meet the requirements of Data Protection Laws in all material respects.

(d) Each Target Company has, where required by applicable Law, implemented appropriate technical and organizational measures, to protect against personal data breaches and cybersecurity incidents, as monitored through penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).

(e) Since January 1, 2018, no Target Company has: (i) suffered any material personal data breach or cybersecurity incident; (ii) been subject to investigations, notices or requests from any supervisory authority or other regulatory authority in relation to their data processing activities and compliance with Data Protection Laws; or (iii) received written notice from any individuals or Governmental Authority alleging non-compliance with Data Protection Laws.

7.25 Information Technology.

(a) The IT Systems are in satisfactory working order in all material respects and have functioned materially in accordance with all applicable specifications and requirements of the business of the Company.

(b) The Target Companies have implemented security, maintenance, backup, archiving, and virus and malicious device scanning and protection measures with respect to the IT Systems in accordance with industry best practices.

(c) Since January 1, 2019, the IT systems have not (i) experienced a defect, bug or virus that caused a material disruption to the operations of any Target Company; or (ii) suffered any unauthorized access by any Person who is not a Party. Adequate business continuity and disaster recovery procedures for the IT Systems have been implemented in order to prevent the loss of and enable the recovery of data to ensure the continuation of the business of each Target Company without any disruption or loss in the event of any failure of the IT Systems.

(d) All use and distribution of software and open source materials by each Target Company is in material compliance with all open source licenses applicable thereto. No Target Company has used any copyleft materials in a manner that requires any software or products, or any portion thereof, to be subject to copyleft licenses or other restrictions or obligations that would have an adverse effect on the Target Companies.

7.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

7.27 Finders and Brokers. Except as set forth in Schedule 7.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

7.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including the NYSE) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; (c) in this Agreement or the Company Disclosure Schedules or (d) in the mailings or other distributions to holders of Purchaser Securities or Company Securities and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (d), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

7.29 Solvency. The Company is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Affiliates. After giving effect to the Mergers contemplated hereby, at and immediately after the Cross-Border Effective Time, the Company and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business and all businesses in which it is about to engage; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

7.30 Disclosed MOUs.

(a) The Company has set out in folders 3.1.3 and 3.1.6 of the Data Room, true, complete and accurate copies of all non-binding memoranda of understandings, letters of intent and other such agreements with potential customers and suppliers as of the date hereof (the “Disclosed MOUs”) which, if the Company were to enter into definitive documents in accordance with the terms of such agreements on the date hereof, would be reasonably likely to constitute a Top Customer Contract or a Top Vendor Contract.

(b) As of the date hereof, the Company is pursuing discussions and taking such action in good faith to enter into definitive agreements with the potential customers and suppliers with whom they have entered into the Disclosed MOUs, except to the extent that entry into such definitive agreements would be or become mutually exclusive of one another.

7.31 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VII (as modified by the Company Disclosure Schedules), the Ancillary Documents and any certificates delivered pursuant to this Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other Person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Purchaser, its affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

7.32 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) none of Purchaser or its respective Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules), in any Ancillary Document or in any certificate delivered to Company pursuant hereto and the Company is expressly disclaiming any reliance on any representations or warranties other than those set forth in Article V of this Agreement.

Article VIII
Representations and warranties of the major shareholders

Each Major Shareholder represents and warrants to Purchaser (in respect of itself only and not in respect of any other Major Shareholder), as of the date hereof and as of the First Closing and Second Closing, as follows:

8.1 Organization and Standing. Such Major Shareholder, if not a natural Person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

8.2 Authorization; Binding Agreement. Such Major Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Major Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Major Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Major Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Major Shareholder, enforceable against such Major Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

8.3 Ownership. Each Major Shareholder owns good and valid title to the Company Shares set opposite such Major Shareholder’s name on Schedule 8.3 (free and clear of any and all Liens). There are no proxies, voting rights, shareholders’ agreements or other agreements to which such Major Shareholder is a party or by which such Major Shareholder is bound, with respect to the voting or transfer of any of such Major Shareholder’s Company Shares (other than this Agreement and any Ancillary Document).

8.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Major Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Major Shareholder of this Agreement or any Ancillary Documents or the consummation by such Major Shareholder of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with the NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of such Major Shareholder on a timely basis to consummate the Transactions.

8.5 Non-Contravention. The execution and delivery by such Major Shareholder of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Major Shareholder of the transactions contemplated hereby and thereby, and compliance by such Major Shareholder with any of the provisions hereof and thereof, will not, (a) if such Major Shareholder is an entity, conflict with or violate any provision of such Major Shareholder’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Major Shareholder or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Major Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Major Shareholder under, (viii) give rise to any obligation to obtain any Consent from a Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Major Shareholder is a party or such Major Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Major Shareholder to consummate the Transactions.

8.6 No Litigation. There is no Action pending or threatened, nor any Order is outstanding, against or involving such Major Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Major Shareholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Major Shareholder is or is required to be a party.

8.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Major Shareholder.

8.8 Independent Investigation. Such Major Shareholder has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser. Such Major Shareholder acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation; and (b) none of Purchaser, or their respective Representatives have made any representation or warranty to such Major Shareholder as to Purchaser.

Article IX
COVENANTS

9.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 13.1 or the Second Closing (the “Interim Period”), upon reasonable advance written notice from Purchaser, the Company will provide, and use its commercially reasonable efforts to cause its Representatives to provide, Purchaser and its Representatives reasonable access, at Purchaser’s expense, during normal business hours, under the supervision of personnel of the Company or its Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the business of the Target Companies, to (a) such materials and information about the Target Companies as Purchaser may reasonably request, and (b) specified members of management of the Target Companies as the Purchaser may reasonably request. Notwithstanding the foregoing, the Company will not be required to disclose any information to Purchaser or its Representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Law or Contract.

(b) During the Interim Period, upon reasonable advance written notice from the Company, Purchaser, Pubco and the Merger Subs will provide, and use its commercially reasonable efforts to cause its Representatives to provide, the Company and its Representatives reasonable access, at the Company’s expense, during normal business hours, under the supervision of personnel of Purchaser or its Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the business of Purchaser, to (a) such materials and information about Purchaser, Pubco and the Merger Subs as the Company may reasonably request, and (b) specified members of management of Purchaser, Pubco and the Merger Subs as the Company may reasonably request. Notwithstanding the foregoing, Purchaser will not be required to disclose any information to the Company or its Representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Law or Contract.

9.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 9.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and/or the Company Business Plan (as applicable) and (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees.

(b) Without limiting the generality of Section 9.2(a) and except as contemplated by the terms of this Agreement, the Ancillary Documents, the Company Business Plan or as set forth on Schedule 9.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and each shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its or any of the Target Companies’ Organizational Documents or form or cause to be formed any new Subsidiary;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, or permit the cashless conversion or exercise of any of its securities and any other equity-based awards; provided that the Company shall be permitted to (a) issue equity securities pursuant to the Funding Commitment Letter, (b) commit to grant 2,200,000 Pubco Options in accordance with the contemplated terms of and pursuant to the Pubco Equity Plan and subject to receipt of any approvals required under Applicable Law and (c) commit to grant up to 333,333 Pubco Options in any month in accordance with the contemplated terms of and pursuant to the Pubco Equity Plan and subject to receipt of any approvals required under Applicable Law, which grants shall be made subject to the Second Closing having occurred; provided, that any individual commitment to grant in excess of 50,000 Pubco Options shall be subject to the prior written approval of the Purchaser (such approval not to be unreasonably withheld, conditioned or delayed); and, provided, further, that in respect of any conditional grant in respect of (b) and (c), in the event that the Second Closing does not occur, the Company may grant Company Fallback Options in such numbers and on such terms as it shall determine;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities other than pursuant to the terms of the Funding Commitment Letter and to effect the Norway Demerger;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 or $250,000 in the aggregate other than pursuant to the terms of the Funding Commitment Letter, (B) make a loan or advance to or investment in any Person in excess of $100,000 individually or $250,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or (C) guarantee or endorse any Indebtedness or obligation of any Person, in any such case in excess of $100,000 individually or $250,000 in the aggregate;

(v) (A) increase the wages, salaries or compensation of its employees and other service providers other than in the ordinary course of business and consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee or other service provider which exceed $100,000, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, or (E) materially increase other benefits of employees generally, or enter into, establish, amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, or pursuant to the terms of any Company Benefit Plan;

(vi) transfer, pledge or exclusively license to any Person or permit to lapse or fail to preserve any Material Company IP;

(vii) modify, terminate or waive or assign any material right under, any Company Material Contract, or enter into any Contract that would be a Company Material Contract;

(viii) enter into any new line of business;

(ix) limit the right of the Company or any of the Target Companies to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or grant any exclusive or similar rights to any Person;

(x) amend in a manner detrimental to the Company or any of the Target Companies, terminate, cancel, surrender, permit to lapse or fail to renew or use reasonable best efforts to maintain any authorization from a Governmental Authority or Permit required for the conduct of the business of the Company or any of the Target Companies or otherwise fail to use reasonable best efforts to maintain and preserve its relationships with any Governmental Authority, customers, suppliers, contractors and other Persons with which it has material business relations;

(xi) acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case outside the ordinary course of business consistent with past practice

(xii) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (except to the extent permitted by clause (xii) above);

(xiv) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xv) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xvi) acquire any ownership interest in any real property;

(xvii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice, as reasonably necessary to conduct the business and on arms-length terms);

(xviii) waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other legal proceedings, other than such actions which result in the Company being obligated to pay monetary damages in an amount less than $100,000;

(xix) make or rescind any material election relating to Taxes (other than elections made in the ordinary course of business), settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any material amended Tax Return or claim for refund in a manner inconsistent with past practice (including surrendering any right to a refund), or make any material change in its accounting or Tax policies or procedures; or

(xx) authorize or agree to do any of the foregoing actions.

(c) Each of Purchaser, Pubco and the Merger Subs acknowledges and agrees that (i) nothing contained in this Agreement shall give any such Person, directly or indirectly, the right to control or direct the Company’s or the Target Companies’ operations during the Interim Period, (ii) during the Interim Period, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ operations; and (iii) the Company Business Plan shall be understood in the context of the Company being in an initial development phase and that the Company Business Plan is meant for high-level guidance only, and the Company shall be deemed to conduct its operations in accordance with the Company Business Plan to the extent that it conducts its business with the good faith aim of increasing the value of its business and in a manner generally consistent with the Company Business Plan.

9.3 Conduct of Business of Purchaser, Pubco and Merger Subs.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period), except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 9.3, Purchaser, Pubco and Merger Subs shall each (i) conduct its respective business, in all material respects, in the ordinary course of business consistent with past practice, and (ii) comply in all material respects with all Laws applicable to such Person and its business, assets and employees.

(b) Without limiting the generality of Section 9.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 9.3, during the Interim Period, none of Purchaser, Pubco or the Merger Subs shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except to the extent required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any Person, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 9.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment (such expenses, “Purchaser Transaction Expenses”));

(v) amend, waive, terminate or otherwise change the Trust Agreement in any manner adverse to Purchaser, the Company or Pubco;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(vii) acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(viii) enter into any new Contracts or commitments other than Contracts providing for payments by Purchaser, Pubco and the Merger Subs, collectively, on an annual basis of less than $250,000 and Contracts entered into in connection with the consummation of the Transactions, including any PIPE Investment;

(ix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(x) authorize or agree to do any of the foregoing actions.

9.4 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Purchaser with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Additional SEC Reports. The Additional SEC Reports (including any financial statements or schedules included therein) will not, at the time they are filed or subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 9.4, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC. During the Interim Period, Purchaser shall use its commercially reasonable efforts prior to the Mergers to maintain the listing of the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants on the NYSE; provided, that the Parties acknowledge and agree that from and after the First Closing, the Parties intend to list on the NYSE only the Pubco Ordinary Shares and the Pubco Public Warrants.

9.5 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and the Target Companies, a transaction (other than the transactions contemplated by this Agreement) concerning the sale or transfer of (x) more than 20% of the business or assets of the Target Companies, taken as a whole (calculated on the basis of the fair market value thereof), or (y) more than 20% of the voting securities of the Company or the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, joint venture or partnership, or otherwise and (B) with respect to Purchaser, Pubco, Merger Subs or and their Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall direct its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) The Purchaser and the Company shall notify the other as promptly as practicable (and in any event within 48 hours of becoming aware thereof) in writing of the receipt by such Party or any of Affiliates or its or their Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with an Acquisition Proposal, specifying in each case, (A) the material terms and conditions thereof (including a copy thereof (if in writing) or a written summary thereof (if oral)) and (B) the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information (provided that the Purchaser shall not be required to keep the Company informed of such status where it does not commence discussions with the potential transaction counterparty or its Representatives regarding such potential Alternative Transaction). During the Interim Period, each Party shall, and shall direct its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

9.6 No Trading. The Company and the Major Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, and the Major Shareholders each hereby agree that it shall not purchase or sell any securities of Purchaser, communicate such information to any Person who is not a Party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any Person to do any of the foregoing. The Purchaser agrees that it shall not purchase or sell any Company Securities in violation of Law or cause or encourage any Person to do any of the foregoing.

9.7 Notification of Certain Matters. During the Interim Period, each Party shall give notice to the other Parties as promptly as practicable if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in a manner as would reasonably be expected to cause or result in any of the conditions set forth in Article XII not being satisfied or the satisfaction of those conditions being materially delayed; (b) receives any notice or other communication in writing from any Person who is not a Party (including any Governmental Authority) alleging (i) that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) that the consummation of the Transactions by such Party or its Affiliates would violate applicable Law; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article XII not being satisfied or the satisfaction of those conditions being materially delayed, or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the First Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

9.8 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, and in any event within ten (10) Business Days thereafter, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish to the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby prior to the respective Closing, each Party shall, if requested by such Governmental Authority or by the other Party, arrange for its Representatives to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) Prior to the respective Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. Notwithstanding the foregoing, other than as explicitly set forth in this Agreement no Party shall be required to pay any fees, rents or make similar payments to any third Persons in order to comply with the terms of this Section 9.8.

9.9 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

9.10 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Cayman Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Purchaser Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the Purchaser Shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Shareholders to vote, at an extraordinary general meeting of the Purchaser Shareholders to be called and held for such purpose (such meeting, together with an adjourned meeting, the “Purchaser Special Meeting”), in favor of resolutions approving the Purchaser Shareholder Approval Matters, and the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b) In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents and the rules and regulations of the SEC and the NYSE. The Company shall provide Purchaser and Pubco with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to (i) “clear” comments from the SEC, (ii) cause the Registration Statement to become effective and (iii) keep the Registration Statement effective for as long as necessary to consummate the transactions contemplated hereby.

(e) As soon as practicable after the SEC declares the Registration Statement effective, Purchaser shall distribute the Proxy Statement contained in the Registration Statement to the Purchaser Shareholders and, pursuant thereto, shall duly call, give notice of, convene and hold (subject to the last sentence of this Section 9.10(e)) the Purchaser Special Meeting in accordance with the Cayman Companies Act, Purchaser’s Organizational Documents and the rules and regulations applicable to the SEC and NYSE for a date as soon as practicable following the date on which the SEC declared the Registration Statement effective and shall solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of the Purchaser Shareholder Approval Matters. Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Ordinary Shares vote in favor of the Purchaser Shareholder Approval Matters, and shall otherwise use its best efforts to obtain the Required Purchaser Shareholder Approval. Purchaser shall provide the Company with (a) updates with respect to the tabulated vote counts received by Purchaser, and (b) the right to review and comment on all communication sent to Purchaser Shareholders, holders of Purchaser Warrants and/or proxy solicitation firms. Subject to applicable Law, neither Purchaser’s board of directors nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), Purchaser board’s recommendation that Purchaser Shareholders vote in favor of the Purchaser Shareholder Approval Matters, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction, (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Alternative Transaction, (vi) fail to re-affirm the aforementioned Purchaser board recommendation at the written request of the Company within five (5) Business Days of such request or (vii) resolve or agree in writing to do any of the foregoing (any of the actions listed in sub-clauses (i) through (vii) of this sentence, a “Purchaser Change of Recommendation”). If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting, and shall hold the Purchaser Special Meeting as soon as reasonably practicable upon Purchaser’s determination that it has received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval.

(f) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of the SEC, the NYSE, Purchaser’s and Pubco’s Organizational Documents, respectively, the Cayman Companies Act and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

(g) As promptly as practicable after the date hereof and to the extent required by applicable law, rules or practices of the SEC or the requirements of any applicable securities exchange, the Company shall provide to Purchaser and Pubco (collectively, the “Required Registration Statement Company Financials”): (i) consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2020, December 31, 2019 and December 31, 2018, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, and (to the extent required by applicable Law or rules or practices of the SEC with respect to the Registration Statement ) audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, and (ii) if required to be provided by applicable Law or rules or practices of the SEC as of the date of the initial filing of the Registration Statement with the SEC in order for the SEC to accept and review such filing the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheets of the Target Companies as of the latest available calendar quarter end date and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the period then ended.

9.11 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Purchaser and Company shall issue a press release announcing the execution of this Agreement (the “Signing Press Release”) in the form agreed by the Purchaser and the Company as promptly as practicable after the execution of this Agreement. Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review and comment upon prior to filing (with the Company reviewing and commenting upon such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Purchaser, Pubco and Company shall mutually agree upon and, on the date of the Second Closing issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closings as required by Federal Securities Laws which each of Shareholder Representative and Purchaser Representative shall review and comment upon prior to filing, and Pubco shall use reasonable efforts to incorporate such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other Person in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any Person who is not a Party and/or any Governmental Authority in connection with the transactions contemplated hereby. To the extent that a Party is required to furnish information concerning themselves in accordance with the foregoing sentence, such Party shall be provided a reasonable opportunity to review and comment on the disclosure containing such information regarding such Party, and the Purchaser and Company shall use reasonable efforts to incorporate any such comments from such Party.

(c) During the Interim Period, each of the Company and the Purchaser shall provide the other Party with a draft of any press release or other public announcement it intends to make about the Company at least one Business Day prior to publishing such press release or other public announcement.

9.12 Post-Closing Board of Directors. The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that, effective as of the First Closing, Pubco’s board of directors will consist of three (3) directors identified by the Purchaser Representative. The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Second Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of eight (8) natural Persons. The Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (a) the three (3) Persons that are designated in writing by Purchaser prior to the First Closing (the “Purchaser Directors”), at least two (2) of whom shall qualify as independent directors under NYSE rules, (b) the three (3) Persons that are designated in writing by the Company prior to the First Closing, at least one (1) of whom shall be required to qualify as an independent director under NYSE rules and (c) the two (2) Persons that shall be mutually agreed in writing between the Purchaser and the Company prior to the First Closing whom shall qualify as an independent director under NYSE rules, provided that the Parties shall ensure that the composition of the Post-Closing Board satisfies the applicable requirement for Pubco to qualify as a “foreign private issuer” (as defined in the Securities Act). Purchaser Representative shall be entitled to remove any Purchaser Director prior to the lock-up period applicable to Purchaser Representative under the Lock-Up Agreement. In the event that any of the Purchaser Directors is removed, resigns, retires or otherwise ceases to be a director prior to the later of (x) the expiration of the lock-up period applicable to the Purchaser Representative pursuant to the Lock-Up Agreement or (y) the date that the Pubco shares are permitted to be resold as a result of the effectiveness of a registration statement (or statements), sufficient to permit the resale of the Pubco shares issued to Purchaser Representative in connection with the Transactions, the Purchaser Representative shall have the right to nominate and appoint a replacement Purchaser Director.

9.13 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “Purchaser D&O Indemnified Persons”) as provided in Purchaser’s Organizational Documents or under any indemnification, employment or other similar agreements between any Purchaser D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closings and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Closing, Pubco shall cause the Organizational Documents of Pubco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Purchaser D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 9.13 shall survive the Closings and are intended to be for the benefit of, and shall be enforceable by, each of the Purchaser D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s directors and officers, Purchaser, in coordination with Pubco and the Company, shall be permitted prior to the Second Closing Date to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Second Closing Date for events occurring prior to the Second Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “Company D&O Indemnified Persons”) as provided in the Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any Company D&O Indemnified Person and the Company, in each case as in effect on the date of this Agreement, shall survive the Closings and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Closing, Pubco shall cause the Organizational Documents of Pubco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Company D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 9.13 shall survive the Closings and are intended to be for the benefit of, and shall be enforceable by, each of the Company D&O Indemnified Persons and their respective heirs and representatives.

(d) For the benefit of the Company’s directors and officers, the Company, in coordination with Pubco and Purchaser, shall be permitted prior to the Second Closing Date to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Second Closing Date for events occurring prior to the Second Closing Date (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Company shall maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

9.14 Trust Account Proceeds. The Parties agree that after the Second Closing, the funds in the Trust Account, after taking into account payments for the Redemption and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used to pay (i) Purchaser’s accrued Expenses, including Purchaser Transaction Expenses and deferred Expenses of the IPO and (ii) any loans owed by Purchaser to the Purchaser Representative for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Second Closing. Any remaining cash will be used for Pubco’s working capital and general corporate purposes. Prior to the Second Closing, none of the funds held in the Trust Account may be released except as explicitly permitted by the Trust Agreement.

9.15 Commitment Agreements. Purchaser and Pubco shall each use its reasonable best efforts to satisfy the conditions of the investors’ closing obligations contained in the Commitment Agreements, and consummate the transactions contemplated thereby. Purchaser and Pubco shall not terminate, amend or waive in any manner adverse to the Company, Purchaser or Pubco, the Commitment Agreements without the Company’s and Purchaser’s prior written consent (as applicable) (not to be unreasonably withheld, delayed or conditioned) and Purchaser and Pubco shall, except with the Company’s or Purchaser’s prior written consent (as applicable) (not to be unreasonably withheld, delayed or conditioned with respect to any Commitment Agreement if the condition set forth in Section 12.2(c) will otherwise be satisfied without the closing under such Commitment Agreement), use its best efforts to enforce each of the Commitment Agreements in accordance with its terms. In the event that there is an actual or threatened material breach or default by an investor under a Commitment Agreement, or Purchaser reasonably believes in good faith that such investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such investor’s closing obligations thereunder, then notwithstanding anything to the contrary herein, except with the Company’s prior written consent, or if Purchaser has evidence reasonably satisfactory to the Company that the condition set forth in Section 12.2(c) will otherwise be satisfied based on the deadline for the Redemption having passed, Purchaser and Pubco shall be required to use their respective reasonable best efforts to enter into and consummate replacement agreements for the PIPE Investment, which agreements shall become Commitment Agreements for purposes of this Agreement and included as part of the PIPE Investment, and Purchaser, Pubco and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with Purchaser, Pubco and their respective Representatives in connection with such replacement PIPE Investment and use their respective commercially reasonable efforts to cause such replacement PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

9.16 Registration of the Exchange Shares.

(a) Pubco agrees that, within thirty (30) calendar days following the Second Closing Date (such deadline, the “Filing Deadline”), Pubco will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Pubco is then eligible to use a Form S-3 shelf registration) (the “Resale Shelf Registration Statement”), in each case, covering the resale of the Exchange Shares held by the Norway Merger Sub 1 Shareholders (determined as of two (2) Business Days prior to such submission or filing) (the “Registrable Shares”) and Pubco shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies Pubco that it will “review” the Resale Shelf Registration Statement and (ii) the 10th Business Day after the date Pubco is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Pubco’s obligations to include the Registrable Shares in the Resale Shelf Registration Statement are contingent upon the applicable Norway Merger Sub 1 Shareholder (which, for the avoidance of doubt for this Section 9.16, shall exclude Pubco) furnishing in writing to Pubco such information regarding the shareholder, Exchange Shares held by such shareholder and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be required under applicable securities laws to effect the registration of the Registrable Shares, and such shareholder shall execute such documents as are required under applicable securities laws in connection with such registration, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Resale Shelf Registration Statement, if applicable, as permitted hereunder; provided that such shareholder shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares (other than the Lock-Up Agreements). Pubco shall provide Shareholder Representative reasonable access to all relevant Pubco documents, records, and other information requested by Shareholder Representative in connection with the transactions contemplated under this Section 9.16, and shall provide Shareholder Representative adequate opportunity to ask questions of, and receive answers from, Pubco’s officers, employees, agents, accountants, and representatives concerning Pubco’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its holding of the Exchange Shares. For as long as the applicable Norway Merger Sub 1 Shareholder holds Exchange Shares, Pubco will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell such shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the shareholders). Each of the Parties further acknowledges and agrees that the Shareholder Representative shall have the authority, on behalf of such Shareholders, to enforce the terms of the foregoing provision, without any further actions being taken by any such shareholders. Pubco shall take any and all reasonable actions necessary to ensure that the issuance of the Exchange Shares pursuant to this Section 9.16(a) complies with the requirements of Regulation S, including, without limitation, to the extent reasonable and necessary or required by applicable Governmental Authorities, amending its organizational documents to comply with the terms of 17 CFR § 230.903(b)(3)(iii)(B)(3)-(4), and if after taking such actions, such compliance is not possible, the Parties shall mutually agree an alternative method for the issuance of the Exchange Shares in compliance with the Securities Act.

(b) Pubco agrees to indemnify, to the extent permitted by law, the Norway Merger Sub 1 Shareholders (to the extent a seller under the Resale Shelf Registration Statement), its directors and officers and each person who controls such shareholder (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Resale Shelf Registration Statement, prospectus included in any Resale Shelf Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Pubco by or on behalf of any such Norway Merger Sub 1 Shareholder expressly for use therein.

9.17 Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the Purchaser Units, Purchaser Class A Ordinary Shares and Purchaser Warrants to be delisted from the NYSE (or be succeeded by the Pubco Securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the First Closing Date.

9.18 Pubco NYSE Listing. The Purchaser and Pubco shall use commercially reasonable efforts to cause the Pubco Ordinary Shares to be approved for listing on the NYSE by no later than the First Closing Date, and to remain listed as a public company on the NYSE through the Second Closing Date.

9.19 Equity Plans.

(a) The Company shall amend the Company Equity Plan and take all other necessary actions, effective as of immediately prior to the Second Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Equity Plan and provide that shares in respect of Company Options that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Options will be granted under the Company Equity Plan.

(b) In connection with the Transactions, Pubco shall adopt, prior to or effective upon the Second Closing, a new Equity Incentive Plan in the form attached as Exhibit F hereto (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Second Closing.

9.20 Company Shareholder Approval.

(a) The Company shall take all action necessary under applicable Law and its Organizational Documents to, as soon as possible after the date hereof, call, give notice of, convene and hold a special meeting of the Shareholders to pass resolutions (the “Company Special Meeting”) approving (A) the adoption and approval of the Norway Plan of Demerger and the Norway Plan of Merger in accordance with the Company’s Organizational Documents and the Norwegian Companies Act and (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) and (B), collectively, the “Company Shareholder Approval Matters”). The Company, acting through its board of directors, shall include in the materials distributed to the Shareholders in connection with the Company Shareholder Approval Matters a recommendation of its board of directors that the Shareholders vote in favor of the adoption of Company Shareholder Approval Matters.

(b) Neither the Company’s board of directors nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Purchaser), or propose publicly to withdraw (or modify in any manner adverse to the Purchaser), the Company board’s recommendation that the Shareholders vote in favor of the adoption of the Norway Plan of Merger (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction, (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Alternative Transaction, (vi) fail to re-affirm the aforementioned Company board recommendation at the written request of the Purchaser within five (5) Business Days of such request or (vii) resolve or agree in writing to do any of the foregoing (any of the actions listed in sub-clauses (i) through (vii) of this sentence, a “Company Change of Recommendation”).

9.21 Merger Subs’ and Pubco Shareholder Approvals.

(a) Each Merger Sub and Pubco shall take all action necessary under applicable Law and its Organizational Documents to, as soon as possible after the date hereof, (i) call, give notice of, convene and hold a special meeting of its shareholders to pass resolutions or (ii) request its shareholders to pass written resolutions, in each case approving (A) the adoption and approval of this Agreement and the Mergers and other transactions contemplated hereby (as applicable) by their shareholders in accordance with their respective Organizational Documents and the Norwegian Companies Act, the Luxembourg Companies Act or the Cayman Companies Act (as applicable) and (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) and (B), in respect of Norway Merger Sub 1, the “Norway Merger Sub 1 Shareholder Approval Matters”, in respect of Norway Merger Sub 2, the “Norway Merger Sub 2 Shareholder Approval Matters” and in respect of Cayman Merger Sub, the “Cayman Merger Sub Shareholder Approval Matters” and, collectively, the “Merger Subs’ Shareholder Approval Matters”) and, in respect of Pubco (the “Pubco Shareholder Approval Matters”).

(b) Purchaser Representative shall vote in favor of the Pubco Shareholder Approval Matters.

(c) Pubco shall vote in favor of the Cayman Merger Sub Shareholder Approval Matters.

(d) Purchaser shall vote in favor of the Norway Merger Sub 1 Shareholder Approval Matters, provided that Purchaser shall not be required to do so until after the Required Purchaser Shareholder Approval is obtained.

(e) Norway Merger Sub 1 shall vote in favor of the Norway Merger Sub 2 Shareholder Approval Matters.

9.22 Section 16 of the Exchange Act. Prior to the First Closing, the board of directors of Pubco, or an appropriate committee of nonemployee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Pubco Securities pursuant to this Agreement by any officer or director of the Purchaser or Company who is expected to become a “covered person” of Pubco for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

9.23 Transfer Taxes. Pubco shall be liable for and agrees to pay any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with or arising out of the transactions contemplated by this Agreement. The parties shall cooperate in the execution and delivery of any and all instruments and certificates with respect to such Transfer Taxes and the applicable party Surviving Corporation shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

9.24 Registration Rights Agreement. Pubco, the Company, the Major Shareholders and Purchaser Representative will enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit G.

9.25 Resignations. Purchaser shall use its commercially reasonable best efforts to procure that all of the officers and directors of Purchaser shall resign from all of their positions at Purchaser prior to or effective upon the Second Closing.

9.26 Termination of Existing Registration Rights Agreement. The Purchaser and the Purchaser Representative shall terminate the Existing Registration Rights Agreement effective as of the Second Closing.

9.27 First Amended Pubco Articles. Prior to the First Closing, the Purchaser Representative shall use its reasonable best efforts to adopt the First Amended Pubco Articles as of the First Closing.

9.28 Net Tangible Assets. The Purchaser shall use reasonable best efforts to maintain net tangible assets of at least $5,000,001 (including after giving effect to any Redemption).

9.29 Company Disclosure Schedules. Up until the third Business Day prior to the First Closing, the Company may supplement or amend the Company Disclosure Schedules and deliver such supplemented or amended Company Disclosure Schedules to Purchaser with respect to any fact, occurrence, event, effect, change, circumstance or development that occurs after the date of this Agreement. If any such supplement or amendment gives Purchaser a right to terminate this Agreement pursuant to Section 13.1(e) (determined solely by reference to the condition precedent set out in Section 12.3(a) as far as it relates to the representations and warranties made as of the First Closing or Second Closing, but specifically excluding the representations and warranties set out in Sections 7.3(a) and Section 7.4). and Purchaser elects to waive or fails to timely exercise its right to terminate this Agreement and consummates the transactions contemplated hereunder, then such supplement or amendment will be deemed to have amended the Company Disclosure Schedules, to have modified the relevant representations and warranties contained in Article VIII (but only as of the First Closing or Second Closing, and not as of the date hereof) and to have cured any misrepresentation or any inaccuracy or breach of any such representation or warranty that otherwise might have existed hereunder by reason of such fact, occurrence, event, effect, change, circumstance or development (and the Company will have no liability to Indemnitees with respect to such fact, occurrence, event, effect, change, circumstance or development), as it relates to the representations and warranties made as of the First Closing or Second Closing. If any such supplement or amendment does not give Purchaser a right to terminate this Agreement pursuant to Article XIII, then Indemnitees will still be entitled to seek indemnification for any Losses related to such supplement or amendment in accordance with the terms and provisions of this Agreement. For the avoidance of doubt, nothing in this Section 9.30 (or in any such supplemented, updated or amended Company Disclosure Schedule) affects representations and warranties made as of the date of this Agreement.

9.30 Norway Demerger. Prior to the First Closing, the Company shall do everything within its control to effect the Norway Demerger in accordance with the Norway Demerger Plan.

9.31 No Leakage. From the date hereof to the Second Closing Date, the Company and the Major Shareholders shall not permit the occurrence of any Leakage (other than Permitted Leakage).

9.32 Employment Agreements. As soon as reasonably practicable following the date hereof, the Company and Pubco (as applicable) shall enter into employment agreements with the applicable directors and officers of the Company or Pubco (as applicable) in accordance with the term sheets attached hereto as Exhibit J.

Article X
SURVIVAL

10.1 Survival.

(a) All representations and warranties of the Company and the Major Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Closings through and until the applicable Expiration Date (other than the Fundamental Representations which shall survive the Second Closing for six (6) years after the Second Closing). No claim for indemnification hereunder may be made after the Expiration Date; provided, that there shall be no time limitation with respect to any Fraud Claims, and provided further, that if an Indemnitee delivers to the Indemnitor a Claim Notice in accordance with Section 10.4(b), with respect to a claim for any Loss incurred as a result of a breach of any representation, warranty or covenant before the Expiration Date in accordance with this Section 10.1(a), then the relevant representations, warranties or covenant shall survive solely as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements (in each case, including any indemnification obligations with respect thereto) of the Company, any Major Shareholder or the Shareholder Representative contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished by the Company and the Major Shareholders pursuant to this Agreement on or after the date hereof) (x) that are required to be performed prior to or at the applicable Closing, shall survive until the first anniversary of the applicable Closing Date, and (y) that are required to the performed after the applicable Closing, shall survive the applicable Closing and continue until fully performed in accordance with their terms; provided that the covenants, obligations and agreements contained in Section 9.7 (Notification of Certain Matters) shall not survive the Closings and no claim for indemnification hereunder may be made with respect to Section 9.7 (Notification of Certain Matters).

(b) The representations and warranties of the Purchaser and Pubco contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser, Pubco and the Merger Subs pursuant to this Agreement shall not survive the Closings, and from and after the Second Closing, the Purchaser, the Purchaser Representative, and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against the Purchaser, the Purchaser Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Purchaser, Pubco and the Merger Subs and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closings, except for those covenants and agreements contained herein and therein that by their terms apply or are contemplated to be performed in whole or in part after the Closings (which such covenants shall survive the Closings and continue until fully performed in accordance with their terms). Purchaser Representative shall not have any liability whatsoever and all Parties waive any and all claims against Purchaser Representative, and Pubco shall indemnify and hold harmless Purchaser Representative for any actions, responsibilities, obligations or statements of Pubco pursuant to, with respect to or in connection with this Agreement or the transactions contemplated hereby.

10.2 Indemnification. Subject to the terms and conditions of this Article X, from and after the Second Closing, the Major Shareholders and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnitor”) will severally, based on their Major Shareholder Pro Rata Percentage (with respect to the Escrow Shares) and their Shareholder Pro Rata Percentage otherwise, and, in each case, not jointly, indemnify, defend and hold harmless Pubco and its officers, directors, managers, employees, successors and permitted assigns (only in their capacities as such), but, for clarity, excluding any shareholders of Pubco (each, with respect to any claim made pursuant to this Agreement, an “Indemnitee”), from and against any and all losses, liabilities, damages (including consequential damages to the extent awarded by an applicable court), diminution in value (to the extent awarded by the applicable court), Taxes, interest, penalties, Liens, amounts paid in settlement (subject to compliance with Section 10.4), costs and expenses (including reasonable court costs and reasonable attorneys’ fees and expenses but excluding any exemplary, punitive or special damages unless actually paid to a Person that is not an Indemnitee) (any of the foregoing, including those resulting from Actions or Orders, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (A) the breach of any representation or warranty made by the Company set forth in this Agreement or in any certificate executed and delivered by the Company pursuant to this Agreement; (B) the breach of any covenant, obligation or agreement on the part of the Company set forth in this Agreement, or in any certificate delivered by the Company pursuant to this Agreement on or after the date hereof, in each case to the extent obligated to be performed prior to Closing, or (C) (i) the breach of any representation or warranty made by a Major Shareholder in this Agreement or in any certificate executed and delivered by a Major Shareholder pursuant to this Agreement or (ii) the breach of any covenant, obligation or agreement on the part of a Major Shareholder set forth in this Agreement or in any certificate delivered by a Major Shareholder pursuant to this Agreement on or after the date hereof (provided that no Major Shareholder shall be liable under this Section 10.2(C) for a breach by another Major Shareholder).

10.3 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this Article X, the Indemnitees will not be entitled to receive any indemnification payments under Section 10.2 unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this Article X exceeds the value of $2,000,000 (the “Basket”), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first dollar of Losses of the Indemnitees, subject to the other limitations herein; provided, however, that the Basket shall not apply to (i) indemnification claims for breaches of any Special Representations or (ii) Fraud Claims.

(b) The maximum aggregate amount of indemnification payments which each Indemnitor shall be obligated to pay under Section 10.2 (other than in respect of (i) Fraud Claims or (ii) any indemnification claims for breaches of any Special Representations) shall not exceed an amount equal to the number of Pubco Ordinary Shares constituting ten percent (10%) of the sum of (x) Exchange Shares received by such Indemnitor at Second Closing, plus (y) any Escrow Shares withheld from such Indemnitor at Second Closing in accordance with Section 3.1.

(c) The maximum aggregate amount of indemnification payments which each Indemnitor shall be obligated to pay under Section 10.2 (other than in respect of (i) Fraud Claims or (ii) any indemnification claims for breaches of any Fundamental Representations) shall not exceed an amount equal to the number of Pubco Ordinary Shares constituting twenty-five percent (25%) of the sum of (x) Exchange Shares received by such Indemnitor at Second Closing, plus (y) any Escrow Shares withheld from such Indemnitor at Second Closing in accordance with Section 3.1.

(d) The maximum aggregate amount of indemnification payments which each Indemnitor shall be obligated to pay under Section 10.2 (other than in respect of Fraud Claims) shall not exceed an amount equal to the number of Pubco Ordinary Shares constituting one hundred percent (100%) of the sum of (x) Exchange Shares received by such Indemnitor at Second Closing, plus (y) any Escrow Shares withheld from such Indemnitor at Second Closing in accordance with Section 3.1.

(e) For the avoidance of doubt, to the extent recovery is sought in respect of any indemnifiable Losses in excess of the Escrow Shares, each Major Shareholder shall only be liable for its Shareholder Pro Rata Percentage of any such Loss.

(f) In no event will any Indemnitee be entitled to any recovery for any Loss more than once.

(g) Solely for purposes of determining the amount of Losses under this Article X (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(h) After becoming aware of any event or occurrence that would reasonably be expected to give rise to an indemnification right under this Article X, each Indemnitee shall use their reasonable best efforts, to the extent required by applicable Law, to mitigate all Losses arising therefrom; provided, however, that in no event shall any Indemnitee be required to mitigate any Losses directly or indirectly resulting from (i) any actions taken at the written direction of the Purchaser, (ii) any change in applicable Laws (including for the avoidance of doubt, any change in the applicable Tax rate applicable to the Company), or (iii) any Losses as having been reflected or accrued in the Company Financials.

(i) In no event shall any Indemnitee be obligated to provide indemnification under Section 10.2 to the extent any such Losses are related to, attributable to or arise from any facts, circumstances, events or matters of which Purchaser or its Representatives had knowledge prior to the execution of this Agreement

10.4 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right and sole ability to act on behalf of the Indemnitees with respect to any indemnification claims made pursuant to this Article X, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees. The Shareholder Representative shall have the sole right and ability to act on behalf of the Indemnitors with respect to any indemnification claims made pursuant to this Article X, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitors.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative must, on behalf of an Indemnitee provide written notice (a “Claim Notice”) of such claim to the Shareholder Representative on behalf of the Indemnitors, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Shareholder Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitee described in clause (i).

(c) In the case of any claim for indemnification under this Article X arising from a claim of any Person who is not a Party (including any Governmental Authority) (a “Third Party Claim”), the Shareholder Representative will have the right, but not the obligation, to assume the defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts. If the Shareholder Representative so undertakes to defend any such Third Party Claim, it shall notify the Purchaser Representative of its intention to do so, and the Indemnitees shall reasonably cooperate with the Shareholder Representative and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Shareholder Representative shall be expressly authorized to settle any such Third Party Claim in its sole discretion unless such settlement involves (i) any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnitee, (ii) any money damages which will be borne by the Indemnitees or (iii) a claim of a criminal nature that could reasonably be expected to lead to criminal proceedings against the Indemnitee. Subject to the foregoing, the Indemnitees shall have the right to employ separate legal counsel and to participate in but not control the defense of such Third Party Claim at its own cost and expense. In any event, the Indemnitees shall cause its legal counsel to cooperate with the Shareholder Representative and its legal counsel. No Indemnitee may settle any Third Party Claim without the written consent of the Shareholder Representative (not to be unreasonably withheld, conditioned or delayed). If the Shareholder Representative does not assume the defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such proceeding at its own cost and expense, and the Indemnitees shall reasonably cooperate with the Shareholder Representative and its counsel in the defense against, and settlement of, any such Third Party Claim.

(d) The Purchaser Representative on behalf of the Indemnitee may not compromise or settle any Third Party Claim without consulting the Shareholder Representative.

10.5 Indemnification Payments. Any indemnification claims against the Indemnitors shall first be applied against the Escrow Shares (based on their relevant Major Shareholder Pro Rata Percentage) before any Indemnitor shall be required to make any out-of-pocket payment for indemnification, and after the Escrow Shares are exhausted, each Indemnitor’s obligation pursuant to Section 10.3 shall be determined by reference to the Shareholder Pro Rata Percentage, provided that the Indemnitors shall be entitled to use Pubco Ordinary Shares to settle some or all of its indemnification obligations. Any indemnification obligation of an Indemnitor under this Article X will be paid within ten (10) Business Days after the final non-appealable determination of such obligation in accordance with this Agreement (and the Purchaser Representative and the Shareholder Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Pubco or its successors. With respect to any indemnification payment, the value of each Escrow Share or any other Pubco Ordinary Shares for purposes of determining the indemnification payment to be made by delivery of Escrow Shares or Pubco Ordinary Shares shall be the Pubco Share Price as of the date that the indemnification claim is finally determined in accordance with this Article X. Any Escrow Shares or any other Pubco Ordinary Shares received by Pubco as an indemnification payment shall be promptly cancelled by Pubco after its receipt thereof.

10.6 Exclusive Remedy. From and after the Second Closing, except with respect to (i) claims relating to the Exchange Shares, which shall be exclusively governed by Article II, (ii) claims relating to Leakage, which shall be governed exclusively by Article XI, (iii) claims seeking injunctions, specific performance or other equitable relief, (iv) Fraud Claims or (v) claims under the Ancillary Documents, indemnification pursuant to this Article X shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature (whether or not arising from a Third Party Claim) with respect to any misrepresentation or breach of any warranty, or breach of any covenant contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to such subject matter of this Agreement, including the negotiation and discussion thereof, and the Indemnitees shall not otherwise be entitled, whether under law or in equity, to seek contribution, cost recovery, Losses or any other recourse or remedy from any Shareholder personally (excluding pursuant to the Escrow Account).

Article XI
LEAKAGE; legal costS adjustments

11.1 Leakage.

(a) As of the date hereof, no Leakage (other than Permitted Leakages) has occurred since the Locked Box Date. If at any time prior to the Second Closing, the Company becomes aware of the occurrence of any Leakage during the Locked Box Period, the Company shall promptly notify the Purchaser of the occurrence of such Leakage, the Major Shareholder to whom such Leakage is attributable, and the amount thereof and other reasonable details of such Leakage (the “Agreed Leakage Amount”). In respect of any Agreed Leakage Amount, the Major Shareholder shall, within two Business Days of the Second Closing, return the applicable number of Exchange Shares to Pubco to settle all of its payment obligations in respect of the Agreed Leakage Amount. The value of each Exchange Share for purposes of determining the payment in accordance with Section 11.1(a) shall be the Redemption Price.

(b) In the case of any Leakage or any portion of any Leakage which occurs during the Locked Box Period, but for which the number of Exchange Shares has not been returned to Pubco pursuant to Section 11.1(a), Purchaser Representative may demand on behalf of and for the benefit of Pubco, and the Major Shareholders must pay an amount equal to, on a dollar for dollar basis, the amount of the Leakage from the Major Shareholder(s) to whom such Leakage is attributable.

(c) For the avoidance of doubt, the fact that an Agreed Leakage Amount has been determined pursuant to Section 11.1(a) in respect of any Leakage shall not preclude the Purchaser Representative from recovering any further amounts payable under Section 11.1 in respect of such Leakage which was not taken into account in the Agreed Leakage Amount.

(d) Any claims in respect of Leakage against a Major Shareholder in accordance with Section 11.1(b) shall first be applied against the Escrow Shares before any Major Shareholder shall be required to make any out-of-pocket payment in respect of such Leakage. The Major Shareholders shall be entitled to use Pubco Ordinary Shares to settle some or all of its out-of-pocket payment obligations in respect of Leakage. With respect to payment in respect of Leakage, the value of each Escrow Share or any other Pubco Ordinary Shares for purposes of determining the payment in accordance with Section 11.1(b) shall be the Redemption Price.

(e) Any Exchange Shares, Escrow Shares or any other Pubco Ordinary Shares received by Pubco in respect of Leakage shall be promptly cancelled by Pubco after its receipt thereof.

(f) To the extent a Major Shareholder does not make payment in respect of Leakage in accordance with Section 11.1(a) within 2 Business Days, or Section 11.1(b) within 15 days, of being notified by the Purchaser Representative thereof, Pubco shall be entitled to a cancel a number of Pubco Ordinary Shares held by such Major Shareholder equal to the Leakage (based on the Redemption Price).

(g) No Major Shareholder shall be liable to make a payment under Section 11.1(b) unless Purchaser Representative has notified the Shareholder Representative in writing of the Leakage, stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the date falling twelve (12) months after the Second Closing.

11.2 Legal Cost Adjustment.

(a) Three Business Days prior to the First Closing, the Company shall provide the Purchaser with a schedule, prepared in good faith, setting out the Transaction Legal Costs. The Purchaser shall have an opportunity to review and comment on such schedule, and the Purchaser and Company shall discuss in good faith any changes to such schedule, provided that if the Purchaser and Company are unable to agree to any adjustments two Business Days prior to the First Closing, then the amounts set forth in the schedule as delivered by the Company shall be for purposes of calculating Transaction Legal Costs and any adjustments to the Equity Consideration to be made as of the Second Closing.

(b) To the extent that the Transaction Legal Costs are within the Legal Expenses Collar, there shall be no adjustment to the Equity Consideration. To the extent that there is any Legal Cost Adjustment, the Legal Cost Adjustment shall be added to or deducted from the Equity Consideration, as applicable.

(c) The Purchaser Representative may pursue claims post-Closings against the Major Shareholders for any Transaction Legal Costs not agreed pre-Second Closing to the extent they are outside of the Legal Expenses Collar, but only to the extent of such Major Shareholder’s Shareholder Pro Rata Percentage thereof.

Article XII
CLOSINGs CONDITIONS

12.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company, Purchaser and Purchaser Representative of the following conditions as of the First Closing Date.

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters shall have been approved by the requisite vote of the Purchaser Shareholders entitled to vote thereon at the Purchaser Special Meeting in accordance with Purchaser’s Organizational Documents and applicable Law (the “Required Purchaser Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Shareholder Approval Matters shall have been approved by the requisite vote of the Shareholders entitled to vote thereon at the Company Special Meeting in accordance with the Company’s Organizational Documents and applicable Law (the “Required Company Shareholder Approval”).

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d) No Litigation. There shall not be any pending Action brought by a Governmental Authority seeking to enjoin the consummation of the Transactions.

(e) Net Tangible Assets Test. Upon the First Closing, after giving effect to the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.

(f) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed to take effect as of the Second Closing consistent with the requirements of Section 9.12.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the First Closing.

(h) NYSE Listing. The Pubco Ordinary Shares and Pubco Public Warrants shall be approved for listing on the NYSE, subject only to notice of issuance.

(i) Demerger Plan. The Norway Demerger shall have been effected in accordance with the Norway Demerger Plan.

(j) Valid Issuance. The issuance of each of the Exchange Shares, and Pubco Ordinary Shares underlying the Pubco Options, Pubco Warrants and Pubco EDGE Warrants granted to the Norway Merger Sub 1 Shareholders, and the holders of Company Options, Company Warrants and Company EDGE Warrants, respectively, shall be either exempt from registration, or registered, in each case permitting the issuance of such Exchange Shares in compliance with applicable securities laws of any state of the United States or the securities laws of any Governmental Authority.

12.2 Conditions to Obligations of the Company and the Major Shareholders. In addition to the conditions specified in Section 12.1, the obligations of the Company and Major Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions as of the First Closing Date:

(a) Representations and Warranties. All of the representations and warranties of Purchaser and Pubco set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser, Pubco and the Merger Subs pursuant hereto (without giving effect to any qualifications or limitations as to materiality) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the First Closing Date as if made on the First Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, have not had and would not reasonably be expected to have a materially adverse effect on, or with respect to, each of the Purchaser, Pubco or the Merger Subs provided that this Section 12.2(a)(ii) shall not apply to the representations and warranties of the Purchaser contained in Section 5.5(a) and 6.5(a), which representations and warranties shall have been true and correct in all material respects.

(b) Agreements and Covenants. Purchaser, Pubco and the Merger Subs shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the First Closing Date.

(c) Minimum Cash Condition. As of the First Closing, after giving effect to the completion of the Redemption, the commitments in respect of the PIPE Investment and the Funding Commitment Letter, but without giving effect to the payment of Purchaser’s Expenses, any liabilities described in clause (ii) of Section 9.14 and assuming that (A) all funds are drawn under the Funding Commitment Letter, (B) the funds drawn under the Funding Commitment letter are held by the Purchaser and (C) none of the funds drawn under the Funding Commitment Letter have been used as of the First Closing, Purchaser and Pubco shall collectively have at least 400 million U.S. Dollars ($400,000,000) in the aggregate in cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Funding Commitment Letter or other PIPE Investment (including any funds in respect of the PIPE Investment which are deposited into an escrow account on or prior to First Closing which shall be released to Pubco on the Second Closing in accordance with the applicable Commitment Agreement).

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the First Closing Date, signed by a director of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 12.2(a), 12.2(b) (in respect of Purchaser and the Norway Merger Subs) and 12.2(c). Pubco shall have delivered to the Company a certificate, dated the First Closing Date, signed by an executive officer or director of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 12.2(a), 12.2(b) (in respect of Pubco and the Cayman Merger Sub) and 12.2(c).

(ii) Registration Rights Agreement. The Company and Pubco shall have received a copy of a Registration Rights Agreement, by and among Pubco, the Purchaser Representative and the Major Shareholders, in substantially the form attached as Exhibit G hereto (the “Registration Rights Agreement”), duly executed by the Purchaser Representative.

(iii) Escrow Agreement. The Company and Pubco shall have received a copy of the Escrow Agreement, duly executed by the Purchaser Representative.

(iv) First Amended Pubco Articles. Prior to the First Closing, the Purchaser Representative shall have adopted the amended and restated articles of association of Pubco in the form attached as Exhibit H hereto (the “First Amended Pubco Articles”).

(e) Trust Funds. Purchaser shall have made appropriate arrangements to have the funds in the Trust Account paid in accordance with Section 9.14.

12.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 12.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser and Purchaser Representative) of the following conditions as of the First Closing:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Major Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company and the Major Shareholders pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the First Closing Date as if made on the First Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole (provided that this Section 12.3(a)(ii) shall not apply to the representations and warranties of the Company contained in Sections 7.3(a) and 7.4, which representations and warranties shall have been true and correct in all material respects).

(b) Agreements and Covenants. The Company and the Major Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the First Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, and be continuing.

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the First Closing Date, signed by an executive officer or director of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 12.3(a), 12.3(b) and 12.3(c) (in respect of the Company).

(ii) Shareholder Representative Certificate. Purchaser shall have received a certificate from the Shareholder Representative, dated as the First Closing Date, certifying as to the satisfaction of the conditions specified in Sections 12.3(a) and 12.3(b) (in respect to the Major Shareholders).

(i) Registration Rights Agreement. Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by Pubco, the Purchaser Representative and the Major Shareholders;

(ii) Escrow Agreement. Purchaser shall have received a copy of the Escrow Agreement, duly executed by Pubco, the Shareholder Representative and the Escrow Agent.

(iii) Termination of Company Shareholders’ Agreement. At or prior to the First Closing, Shareholders’ Agreement shall be terminated with effect from the Second Closing.

12.4 Second Closing. Upon completion of the First Closing, the Second Closing shall be unconditional other than the Registration Statement remaining effective.

12.5 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was primarily caused by the failure of such Party or its Affiliates (including, with respect to the Purchaser, Pubco or the Merger Subs, or with respect to the Company, any Target Company or the Major Shareholders) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XIII
TERMINATION AND EXPENSES

13.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the First Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if the First Closing shall not have occurred by July 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (including, with respect to the Purchaser, Pubco or the Merger Subs, or with respect to the Company, the Major Shareholders) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of the failure of the First Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (including, with respect to the Purchaser, Pubco, or the Merger Subs, or with respect to the Company, the Major Shareholders) to comply with any provision of this Agreement has been the primary cause of such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser, Pubco or the Merger Subs of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser, Pubco or the Merger Subs shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 12.2(a) or Section 12.2(b) to be satisfied (treating the First Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 13.1(d) if at such time the Company or the Major Shareholders is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company or the Major Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 12.3(a) or Section 12.3(b) to be satisfied (treating the First Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 13.1(e) if at such time Purchaser, Pubco or any of the Merger Subs is in material uncured breach of this Agreement;

(f) by written notice by either the Company or the Purchaser if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser Shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(g) by written notice by the Purchaser to the Company if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;

(h) by the Company if Purchaser makes any Purchaser Change of Recommendation; provided that with respect to any particular Purchaser Change of Recommendation, the right to terminate under this Section 13.1(h) shall expire on the 10th day following the occurrence of such Purchaser Change of Recommendation; or

(i) by the Purchaser if the Company makes any Company Change of Recommendation; provided that with respect to any particular Company Change of Recommendation, the right to terminate under this Section 13.1(i) shall expire on the 10th day following the occurrence of such Company Change of Recommendation.

13.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 13.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 13.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 9.11, 13.3, Article XIV, Article XV and this Section 13.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 14.1). Without limiting the foregoing, and except as provided in Section 13.3 and this Section 13.2 (but subject to Section 14.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 15.6), the Parties’ sole right prior to the First Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 13.1.

13.3 Fees and Expenses. Subject to Section 14.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Purchaser Transaction Expenses.

Article XIV
WAIVERS AND RELEASES

14.1 Waiver of Claims Against Trust.

(a) Reference is made to the IPO Prospectus. The Company and the Major Shareholders hereby represent and warrant that they have read the IPO Prospectus and understand that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO (or prior to any other deadline to consummate a Business Combination established pursuant to an amendment to Purchaser’s Organizational Documents), subject to an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Major Shareholders hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company and the Major Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Major Shareholders or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Major Shareholders on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Major Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Major Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, the Major Shareholders or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Major Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 14.1(a) shall survive termination of this Agreement for any reason and continue indefinitely.

(b) Nothing in Section 14.1(a) shall serve to limit or prohibit the Company and the Major Shareholders’ right to pursue a claim against Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Purchaser to specifically perform its obligations under this Agreement) and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

14.2 No Recourse. Except as expressly set forth in this Agreement, notwithstanding any rights of a Party at law or in equity, in the event of any default or breach by another Party under this Agreement, such Party’s remedies shall be restricted to enforcement of its rights against the property and assets of (i) the Company, (ii) Purchaser, (iii) Pubco and (iv) the Major Shareholders (the “Liable Parties”), and no liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder or Affiliate of a Party (other than the Liable Parties), any stockholder, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder or Affiliate (other than a Liable Party) of any of the foregoing (the “Non-Liable Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or Liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the generality of the foregoing, each Party hereto agrees that it shall, and shall cause its Affiliates to, not file, or threaten to file, any claim, suit, action or proceeding in violation of this Section 14.2. Notwithstanding the foregoing, nothing herein will relinquish the rights of a Party to specifically enforce the terms of this Agreement in accordance with Section 15.6 hereof. Nothing in this Section 14.2 shall limit the liability of a Non-Liable Party in the case of fraud or willful and intentional breach of this Agreement or any Ancillary Document.

Article XV
MISCELLANEOUS

15.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail when sent (except where the sender receives a failed delivery message), (iii) by facsimile, with affirmative confirmation of receipt, (iv) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (v) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, Pubco or the Merger Subs at or prior to the Second Closing, to:

Alussa Energy Acquisition Corp.
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106

Attention:	Daniel Barcelo
Email:	Daniel@alussaenergy.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS

Attention:	Danny Tricot
Denis Klimentchenko
Email:	danny.tricot@skadden.com
denis.klimentchenko@skadden.com

If to the Purchaser Representative, to:

Alussa Energy Sponsor LLC
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106

Attention:	Daniel Barcelo
Email:	Daniel@alussaenergy.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS

Attention:	Danny Tricot
Denis Klimentchenko
Email:	danny.tricot@skadden.com
denis.klimentchenko@skadden.com

If to the Company at or prior to the Second Closing, to:

Freyr AS
Nytorget 1
8622 Mo i Rana, Norway

Attention:	Chief Legal Officer
Email:	contract-notifications@freyrbattery.com

with a copy (which will not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati
28 State Street, 37th Floor

Boston, MA 02109-1700, United States

Attention:	Mark Solakian and Mark Baudler
Email:	msolakian@wsgr.com and MBaudler@wsgr.com

and

Advokatfirmaet BAHR AS
Tjuvholmen allé 16
0252 Oslo, Norway

Attention:	John Christian Thaulow and Svein Gerhard Simonnaes
Email:	jct@bahr.no and sgs@bahr.no

If to the Shareholder Representative, to:

ATS AS
Kleivveien 19B
1356 Bekkestua, Norway

Attention:	Torstein Sjøtveit
Email:	torstein.sjotveit@freyrbattery.com

with a copy (which will not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati
28 State Street, 37th Floor

Boston, MA 02109-1700, United States

Attention:	Mark Solakian and Mark Baudler
Email:	msolakian@wsgr.com and MBaudler@wsgr.com

and

Advokatfirmaet BAHR AS
Tjuvholmen allé 16
0252 Oslo, Norway

Attention:	John Christian Thaulow and Svein Gerhard Simonnaes
Email:	jct@bahr.no and sgs@bahr.no

15.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of, prior to the Second Closing, Purchaser, Pubco, the Company and Shareholder Representative, and after the Second Closing, the Purchaser Representative and the Shareholder Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

15.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 9.14, the Persons set forth in Section 9.16 (other than those Persons who are Parties to this Agreement), the Persons set forth in Section 10.2 (other than those Persons who are Parties to this Agreement) and the Persons set forth in Section 14.2 (other than those Persons who are Parties to this Agreement), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

15.4 Arbitration. Any and all disputes, controversies or claims arising out of, relating to, or in connection with this Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (a “Dispute”) shall be finally resolved by arbitration under the Rules of Arbitration of the ICC (the “ICC Rules”). To the extent that the ICC Rules and this Agreement are in conflict, the terms of this Agreement shall control. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English. The tribunal shall consist of three arbitrators. The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by the agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within fifteen (15) days of the nomination date of the second arbitrator, the third arbitrator shall be promptly selected and appointed by the ICC. The arbitrators shall decide the Dispute in accordance with the substantive law of the state of New York. The proceedings shall be streamlined and efficient. An arbitration award rendered by the tribunal shall be final and binding on the parties to the Dispute. Judgment on the award may be entered in any court having jurisdiction thereof.

15.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York (save to the extent necessary to give effect to the Mergers or Demerger, which shall be governed by the laws of the Cayman Islands, Norway or Luxembourg (as applicable)) without regard to the conflict of laws principles thereof.

15.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable relief to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, including the obligation to effect the Closings, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

15.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

15.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by (i) prior to the Second Closing Date, the Company, Pubco, the Merger Subs, Purchaser, Purchaser Representative and Shareholder Representative and (ii) after the Second Closing Date, by Pubco, Purchaser Representative and Shareholder Representative.

15.9 Waiver. Each of Purchaser, Purchaser Representative, Pubco and the Company on behalf of itself and its Affiliates, and the Shareholder Representative on behalf of itself and, if applicable, the Major Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliate hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliate contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliate with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Shareholder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative.

15.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein (it being understood that the Letter of Intent between Purchaser and the Company is hereby terminated in its entirety and shall be of no further force and effect, except with respect to Clause 3 (Waiver against Trust) set forth therein).

15.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When reference is made to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

15.12 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email or facsimile to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the aforementioned requirements.

15.13 Purchaser Representative

(a) Each of Purchaser and, solely with respect to subsections (i), (ii), (iii) (vi) and (vii) of this Section 15.13, Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Alussa Energy Sponsor LLC in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person and to act on behalf of such Person from and after the Second Closing in connection with: (i) making on behalf of such Person and taking all actions on their behalf relating to any Leakage; (ii) taking any action in respect of indemnification as contemplated under Article X, (iii), acting on behalf of such Person under the Escrow Agreement; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity; (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (viii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically so authorized and directed to act on behalf of, and for the benefit of, the holders of Pubco Securities from and after the Second Closing (other than the Indemnitors and their respective successors and assigns). All decisions and actions by the Purchaser Representative shall be binding upon Pubco and Purchaser and their respective Subsidiaries, successors and assigns, and neither Pubco, Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 15.13 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and Purchaser shall jointly and severally indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses, Actions, Orders, Liabilities, damages, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorney’s fees and expenses) incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 15.13 shall survive the Closings and continue indefinitely. With respect to any claim or cause of action arising out of, or related to any act or omission by the Purchaser Representative based upon, arising out of, or related to this Agreement, this Agreement may only be enforced against the Purchaser Representative, and not any of the officers, directors, securityholders, employees or Affiliates of the Purchaser Representative (the “Purchaser Representative Related Parties”). No Purchaser Representative Related Party shall have any liability for any obligations or liabilities of the Purchaser Representative, including but not limited to, for any claim based on, in respect of, or by reason of, any failure by the Purchaser Representative of the transactions contemplated by this Agreement to be consummated or any breach or failure of the Purchaser Representative to perform hereunder.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Purchaser and the Shareholder Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative and such replacement accepts such appointment. Each successor Purchaser Representative shall have all of the power, authority, rights, obligations and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

15.14 Shareholder Representative.

(a) The Major Shareholders hereby irrevocably constitute and appoint ATS AS in the capacity as the Shareholder Representative under this Agreement and the Ancillary Documents to which the Shareholder Representative is a party or otherwise has rights in such capacity (the “Shareholder Representative Documents”), as the true and lawful agent and attorney-in-fact of such Major Shareholder with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Major Shareholder under the terms and provisions of the under the terms and provisions of the Shareholder Representative Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Major Shareholder, if any, as the Shareholder Representative will deem necessary or appropriate in connection with any of the transactions contemplated by the Shareholder Representative Documents.

(b) Any other Person, including the Purchaser Representative, Pubco, Merger Subs, Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Shareholder Representative as the acts of the Major Shareholders under the Shareholder Representative Documents. The Purchaser Representative, Pubco, Merger Subs, Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Shareholder Representative as to (i) any payment instructions provided by the Shareholder Representative or (ii) any other actions required or permitted to be taken by the Shareholder Representative hereunder, and, in accordance with the Major Shareholder Irrevocable Undertakings, no Major Shareholder will have any cause of action against the Purchaser Representative, Pubco, Merger Subs, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Shareholder Representative. All notices or other communications required to be made or delivered to a Major Shareholder under any Shareholder Representative Document shall be made to the Shareholder Representative for the benefit of such Major Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Major Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Major Shareholder shall be made by the Shareholder Representative (except for a notice under Section 15.14(c) of the replacement of the Shareholder Representative).

(c) If the Shareholder Representative shall die, become disabled, resign or otherwise be unable or unwilling to fulfill his, her or its responsibilities as representative and agent of the Major Shareholders, then in accordance with the Major Shareholder Irrevocable Undertaking, the Major Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Shareholder Representative (by vote or written consent of the Major Shareholders holding in the aggregate in excess of fifty percent (50%) of the Exchange Shares held by all Major Shareholders), and promptly thereafter notify the Purchaser Representative, Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become the “Shareholder Representative” for purposes of this Agreement and the other Shareholder Representative Documents.

(d) The Shareholder Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Shareholder Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each of the Major Shareholders shall jointly and severally indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses, Actions, Orders, Liabilities, damages, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorney’s fees and expenses) incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. In no event shall the Shareholder Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Shareholder Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Shareholder Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Shareholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Major Shareholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Shareholder Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Shareholder Representative under this Section 15.14(d) shall survive the Closings and continue indefinitely. With respect to any claim or cause of action arising out of, or related to any act or omission by the Shareholder Representative based upon, arising out of, or related to this Agreement, this Agreement may only be enforced against the Shareholder Representative, and not any of the officers, directors, securityholders, employees or Affiliates of the Shareholder Representative (the “Shareholder Representative Related Parties”). No Shareholder Representative Related Party shall have any liability for any obligations or liabilities of the Shareholder Representative, including but not limited to, for any claim based on, in respect of, or by reason of, any failure by the Shareholder Representative of the transactions contemplated by this Agreement to be consummated or any breach or failure of the Shareholder Representative to perform hereunder.

15.15 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that each of Skadden, EGS and Appleby may have, prior to the Closings, individually or jointly represented Purchaser and/or the Purchaser Representative (as applicable) in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, the Purchaser Representative and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Skadden, EGS and Appleby will be permitted in the future, after the Closings, to represent the Purchaser Representative or its respective Affiliates in connection with matters in which such Persons are adverse to the Company, Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Purchaser and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Skadden and/or EGS’s and/or Appleby’s future representation of one or more of the Purchaser Representative or its respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS or Appleby of the Purchaser Representative, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Purchaser Representative shall be deemed the client of Skadden and/or EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closings and the privilege and the expectation of client confidence relating thereto shall belong solely to the Purchaser Representative, shall be controlled by the Purchaser Representative and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any Person who is not a Party.

(b) The Parties agree that, notwithstanding the fact that each of WSGR and BAHR may have, prior to the Closings, individually or jointly represented the Company and/or the Major Shareholders (as applicable) in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Company, the Major Shareholders and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, WSGR and BAHR will be permitted in the future, after the Closings, to represent the Shareholder Representative, the Major Shareholders, Pubco or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with WSGR’s and/or BAHR’s future representation of one or more of the Shareholder Representative, the Major Shareholders, Pubco or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by WSGR or BAHR of the Company, the Major Shareholders or their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Shareholder Representative shall be deemed the client of WSGR and/or BAHR with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closings and the privilege and the expectation of client confidence relating thereto shall belong solely to the Shareholder Representative, shall be controlled by the Shareholder Representative and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any Person who is not a Party.

15.16 No Liability. The Parties acknowledge that certain directors and officers of the Company may serve as directors and officers of the Norway Merger Subs between the date hereof and the Second Closing. Neither Purchaser nor any of the Norway Merger Subs shall be liable to any Person for any action taken or inaction by such directors and officers of the Company in their capacity as directors and officers of the Norway Merger Subs, except where instructed to take such action or inaction by the Purchaser.

Article XVI
DEFINITIONS

16.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the First Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Purchaser Representative shall be deemed to be an Affiliate of Purchaser prior to the Closings.

“Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of shares of Company Shares that are (i) issued and outstanding immediately prior to the Norway Effective Time, (ii) issuable upon, or subject to, the settlement of Company Options, Company Warrants and EDGE Warrants then outstanding (whether or not then vested or exercisable and assuming that one Company Share is issued with respect to each one Company Option, Company Warrant and EDGE Warrant), minus (b) any treasury shares of the Company outstanding immediately prior to the Norway Effective Time, minus (c) any Company Shares held by Pubco immediately prior to the Norway Effective Time (including, for the avoidance of doubt, the Company Preferred Shares and the Company Preferred Linked Warrants).

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Pubco Equity Plan, the Lock-Up Agreements, the Registration Rights Agreement, the Commitment Agreements, the Purchaser Shareholder Irrevocable Undertakings, the Major Shareholder Irrevocable Undertakings, the Preferred Share Acquisition Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Escrow Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Appleby” means Appleby (Cayman) Ltd.

“Base Consideration” means $410,550,000.

“Benefit Plans” of any Person means any and all deferred compensation, compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Luxembourg, Oslo, Norway or the Cayman Islands are authorized to close for business.

“Cayman Certificate of Merger” means the certificate of merger issued by the Cayman Registrar as prima facie evidence of compliance with all requirements of the Cayman Companies Act in respect of the Cayman Merger.

“Cayman Companies Act” means the Companies Act (2021 Revision), as amended of the Cayman Islands.

“Cayman Dissent Rights” means the right of each Purchaser Shareholder to dissent in respect of the Cayman Merger pursuant to Section 238 of the Cayman Companies Act.

“Cayman Merger Filing Documents” means the Cayman Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Cayman Merger effective, including (i) in respect of the Purchaser (a) the approval of the Cayman Merger by a majority of at least two-thirds of the votes of those Purchaser Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Purchaser Shareholders, (b) the approval of the Cayman Merger by the board of directors of the Purchaser, (c) the declaration and undertaking by a director of the Purchaser in connection with the Cayman Merger in accordance with Section 233 of the Companies Act, and (d) a certificate of good standing of the Purchaser dated as at a recent date; and (ii) in respect of Cayman Merger Sub, (a) the approval of the Cayman Merger by Pubco as the sole shareholder of Cayman Merger Sub, (b) the approval of the Cayman Merger by the board of directors of Cayman Merger Sub, (c) the declaration and undertaking by a director of Cayman Merger Sub in connection with the Cayman Merger in accordance with Section 233 of the Companies Act, and (d) a certificate of good standing of Cayman Merger Sub dated as at a recent date.

“Cayman Merger Sub Shares” means the ordinary shares, par value $1.00 per share, of Cayman Merger Sub.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Commitment Agreements” means the subscription agreements between the Purchaser, Pubco and the investors thereto, pursuant to which such investors will collectively have committed to purchase a number of Pubco Ordinary Shares at the Second Closing so that the Purchaser and Pubco collectively will have available to them at least $600 million in gross proceeds at the Second Closing.

“Company Business Plan” means the document set out in folder 9.1 of the Data Room.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Equity Plan” means the Company Incentive Stock Option Plan.

“Company Fallback Option” means an option to purchase Company Shares granted pursuant to the Company Equity Plan, subject to the Second Closing not occurring.

“Company Option” means an option to purchase Company Shares that was granted pursuant to the Company Equity Plan, other than any Company Fallback Option.

“Company Permits” means the permits necessary to lawfully conduct in all material respects the Company’s business as presently conducted or as contemplated to be conducted and to own, lease and operate the Company’s assets and properties

“Company Preferred Shares” means the preferred shares, par value NOK 0.01 per share (prior to the Norway Demerger), of the Company.

“Company Preferred Shares Linked Warrants” means the warrants linked to the Company Preferred Shares, conferring, in the aggregate, a right to subscribe Company Shares, par value NOK 0.01 per share (prior to the Norway Demerger), for a subscription price of NOK 0.01 (prior to the Norway Demerger) each.

“Company Securities” means, collectively, the Company Shares, the Company Preferred Shares, the Company Options, the Company Warrants and the EDGE Warrants and any other Company Convertible Securities.

“Company Shareholders’ Agreement” means the Shareholders’ Agreement, dated December 9, 2019, between EDGE Global LLC, Teknovekst Invest AS, Vanir Invest I AS and ATS AS concerning the Company.

“Company Shares” means the 209,196,827 shares which are not Company Preferred Shares, par value NOK0.01 per share (prior to the Norway Demerger), of the Company in issue as at the time of the entering into of this Agreement and any additional shares issued as a result of the exercise prior to the First Closing of any Company Options, Company Warrants or EDGE Warrants.

“Company Transaction Expenses” means Expenses incurred by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, but excluding Transaction Legal Costs.

“Company Warrants” means the warrants to purchase Company Shares that were granted pursuant to the agreements set forth in Schedule 2.8(d). For the avoidance of doubt, Company Warrants shall exclude the EDGE Warrants.

“Consent” means any consent, approval, notice of no objection, expiration of applicable waiting period, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other agreements of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Cross-Border Merger Resolutions” means the resolutions of the sole shareholder of Pubco approving the Cross-Border Merger.

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the GDPR.

“Data Room” means the online data room as of the date of this Agreement that was established by the Company and its Representatives.

“Dissenting Purchaser Ordinary Shares” means Purchaser Ordinary Shares that are (i) issued and outstanding immediately prior to the Cayman Effective Time and (ii) held by Purchaser Shareholders who have validly exercised their rights to dissent from the Cayman Merger in accordance with Section 238 of the Cayman Companies Act (and not waived, withdrawn, lost or failed to perfect such rights), in which case such Dissenting Purchaser Ordinary Shares shall be entitled to be paid the fair value of such Dissenting Purchaser Ordinary Shares and such other rights as are granted by the Cayman Companies Act.

“Dissenting Purchaser Shareholders” means holders of Dissenting Purchaser Ordinary Shares.

“EDGE Warrants” means the warrants to purchase Company Shares that were granted pursuant to the terms of the EDGE Warrants set forth in the Company’s shareholders’ resolutions passed July 8, 2020 and October 6, 2020, respectively.

“EGS” means Ellenoff Grossman & Schole (LLP).

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Consideration” means the Base Consideration, plus or minus any Legal Cost Adjustment (as applicable).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company, in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by Purchaser and the Company prior to the First Closing (or any successor escrow agent).

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares and any earnings, dividends or distributions paid or payable on the Escrow Shares, giving effect to any disbursements or payments from the Escrow Account.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the amount of the Equity Consideration divided by the lower of (i) the Redemption Price and (ii) the PIPE Price, by (b) the number of Aggregate Fully Diluted Company Shares. For the avoidance of doubt, assuming no Legal Cost Adjustment applies and assuming the PIPE Price is lower than the Redemption Price, the Exchange Ratio is currently expected to be 0.179031.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 25, 2019, by and among Purchaser and Purchaser Representative.

“Expenses” shall have the meaning given to such term in Section 13.3 of this Agreement.

“Expiration Date” means, (i) with respect to the representations and warranties of the Company and Major Shareholders contained in this Agreement (other than the Fundamental Representations and the representations and warranties of the Company contained in Sections 7.13(a)-(d) and 7.14) the date which is twelve (12) months after the Second Closing Date and (ii) with respect to the representations and warranties of the Company contained in Sections 7.13(a)-(d) and 7.14, the date that is thirty (30) days after the expiration of the applicable statute of limitations.

“Final Amended Pubco Articles” means the articles of association of Pubco in the form attached hereto as Exhibit I.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Shares” means an aggregate of 7,187,500 of Purchaser Class B Ordinary Shares which were originally issued to the Purchaser Representative prior to the IPO.

“Fraud Claim” means any claim based on willful misconduct or fraud (defined to include scienter) against the Person who committed such fraud.

“Fundamental Representations” means the representations and warranties of (i) the Company contained in Sections 7.1, 7.2, 7.3(a) and 7.4 and (ii) the Major Shareholders contained in Sections 8.1, 8.2 and 8.3.

“Funding Commitment Letter” means the funding commitment letter, dated October 23, 2020, between, among others, Encompass Capital Master Fund LP, BEMAP Master Fund Ltd and the Company, as amended and supplemented by (i) that certain Side Letter dated November 19, 2020 and (ii) that certain Side Letter dated as of the date hereof.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“GDPR” means the General Data Protection Regulation 2016/679, including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“ICC” means the International Chamber of Commerce or any successor organization conducting arbitrations.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) net obligations under interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligations secured by a Lien on any property of such Person; (j) all obligation described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement dated November 25, 2019, between among others, the Purchaser Representative and the Purchaser.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of November 25, 2019, and filed with the SEC on November 27, 2019 (File Nos. 333-234440 and 333-235258).

“IT Systems” means any information technology and information technology equipment, including any system, network, hardware, computer, software (including in source code and object code and including any system software, operational software, application software, interface or firmware), router, hub, server, database and website used by each Target Company.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Tom Jensen, Torstein Sjøtveit, Peter Matrai, Steffen Foreid and Are Brautaset, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Person after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leakage” means without duplication (save where such recipient or their Affiliates are the Company or a Target Company): (a) any dividend or distribution declared, paid, or made (whether actual or deemed and in cash or in kind) or any payments in lieu of any dividend declared, made or paid by the Company or any Target Company, directly or indirectly, to any Shareholder or any of their Affiliates; (b) any securities being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or otherwise and whether in cash or in kind and whether loan or share capital) by the Company or a Target Company, directly or indirectly, to or for the benefit of any Shareholder or any of their Affiliates; (c) any consultant, advisory, management, monitoring, service, shareholder or other fees, charges or compensation of a similar nature paid to a Shareholder or any of their Affiliates; (d) any amount owed to the Company or any Target Company by a Shareholder or any of their Affiliates, which amount is waived or forgiven; (e) any assets or rights transferred to, or liabilities assumed, guaranteed, indemnified, increased or incurred by the Company or any Target Company, directly or indirectly, for the benefit of any Shareholder or any of their Affiliates, excluding ordinary course compensation for employees and consultants of the Target Companies; (f) the purchase by the Company or any Target Company, directly or indirectly, of any assets from any Shareholder or any of their Affiliates that are not on arms’ length terms; (g) any Transaction bonuses other than Permitted Transaction Bonuses; (h) any agreement or arrangement made or entered into by the Company or any Target Company to do or give effect to any matter referred to in paragraphs; (a) through (g) (inclusive) above; or (i) without duplication, any Tax payable on any of the payments, matters, transactions or circumstances referred to in paragraphs (a) through (h) above, but in each case, excluding any Permitted Leakage.

“Legal Cost Adjustment” means: (i) to the extent Transaction Legal Costs are greater than $4,500,000, a number equal to the Transaction Legal Costs less $4,500,000 (which number shall be deducted from the Base Consideration in arriving at the Equity Consideration) or (ii) to the extent Transaction Legal Costs are lower than $2,500,000, a number equal to the Transaction Legal Costs less $2,500,000 (which dollar amount shall be added to the Base Consideration in arriving at the Equity Consideration).

“Legal Expenses Collar” means a dollar range from and including $2,500,000 to and including $4,500,000.

“Letter of Intent” means the non-binding letter of intent, dated October 8, 2020, between the Purchaser and the Company.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any claim, mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Locked Box Date” means September 30, 2020.

“Locked Box Period” means the period starting on (and including) the Locked Box Date and ending on (and including) the Second Closing Date.

“Luxembourg Companies Act” means the Law of August 10, 1915 on commercial companies, as amended.

“Major Shareholder Pro Rata Percentage” means, with respect to each Major Shareholder, a percentage equal to the (i) the number of shares held by such Major Shareholder immediately prior to the Second Closing, divided, by (ii) the aggregate number of shares held by all such Major Shareholders prior to the Second Closing.

“Major Shareholders” means the shareholders of the Company listed on Schedule 8.3.

“Material Adverse Effect” means any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of the Company and the Target Companies, taken as a whole, or (b) the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions globally or in the countries or regions in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Law, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism; (v) any Act of God, hurricane, tornado, flood, volcano, earthquake or other natural or manmade disaster, including any effects of the COVID-19 epidemic; and (vi) changes attributable to the public announcement or pendency of the transactions contemplated hereby (vii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Material Adverse Effect or (viii) any action required by the terms of this Agreement or the transaction contemplated hereby or otherwise consented to in writing by Purchaser; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic locations in which such Person or any of its Subsidiaries primarily conducts its businesses.

“NOK” means Norwegian kroner, the lawful means of payment in Norway.

“Norway Merger Sub 1 Approval Matters” shall have the meaning ascribed to such term in Section 9.21.

“Norway Merger Sub 1 Preferred Shares” means the preferred shares, par value NOK 0.01 per share, of the Company.

“Norway Merger Sub 1 Preferred Shares Linked Warrants” means the 92,500,000 warrants linked to the Company Preferred Shares, conferring, in the aggregate, a right to subscribe to up to 92,500,000 Norway Merger Sub 1 Shares, par value NOK 0.01 per share, for a subscription price of NOK 0.01 each.

“Norway Merger Sub 1 Shares” means the common shares, par value NOK 0.01 per share, of Norway Merger Sub 1.

“Norway Merger Sub 1 Shareholders” means the holders of Norway Merger Sub 1 Shares.

“Norway Merger Sub 2 Shares” means the common shares, par value NOK 0.01 per share, of Norway Merger Sub 2.

“Norway Merger Sub 2 Approval Matters” shall have the meaning ascribed to such term in Section 9.21 of the Norway Plan of Merger.

“Norwegian Companies Act” means the Norwegian Private Limited Companies Act of 1997.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Leakage” means, without duplication, (a) any payments expressly provided for under the terms of this Agreement and any Ancillary Document; (b) any Company Transaction Expenses incurred, paid or agreed to be paid or payable; (c) any payment and/or accrual made in the ordinary course in respect of the salary, bonus, pensions, contributions, life insurance payments, medical insurance, expense reimbursements and vacation days accrued and due to any officer, employee, director or consultant of any Target Company and, where such Person has a Contract or similar arrangement of employment, directorship, services or other consultancy with such Target Company, under and in accordance with such Contract or arrangement; (d) Permitted Transaction Bonuses; and (e) any Leakage in relation to, or arising from, any payment made or agreed to be made or liability incurred in respect of any matter undertaken at the specific written request or with the consent of the Purchaser after the date hereof.

“Permitted Liens” means (a) Liens which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) Liens imposed by applicable Law, (c) Liens arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by law and arising out of obligations incurred in the ordinary course of business consistent with past practice, (d) Liens that are expressly listed as exceptions in insurance policies, covenants, conditions, restrictions, encroachments, liens, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title with respect of such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset, (e) purchase money liens or liens securing rental payments under capital lease arrangements, or (f) Liens arising under this Agreement or any Ancillary Document.

“Permitted Transaction Bonuses” means Transaction bonuses of up to $5,000,000, which may be granted by the Company in its sole discretion.

“Person” means a natural person, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” means the purchase and sale of Pubco Ordinary Shares pursuant to the Commitment Agreements.

“PIPE Price” means $10.00 per Pubco Ordinary Share.

“Pubco Articles” means the current articles of association of Pubco, as amended and in effect under the Luxembourg Companies Act.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closings with respect to such shares or into which such shares are exchanged or converted after the Closings.

“Pubco Private Warrant” means each one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means each one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Share Price” means an amount equal to the VWAP of the Pubco Ordinary Shares over the ten (10) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Articles” means the memorandum and articles of association of Purchaser, as amended and in effect.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares par value $0.0001 each, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares par value $0.0001 each, of Purchaser.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Preferred Shares” means the preference shares of par value $0.0001 each of Purchaser.

“Purchaser Private Warrants” means the warrants issued in a private placement to the Purchaser Representative by Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. For the avoidance of doubt, Purchaser Public Warrants shall include any additional whole warrants issued after the date of this Agreement.

“Purchaser Public Shares” means a Purchaser Class A Ordinary Share issued as part of the Units.

“Purchaser Public Warrant” means each whole warrant (other than the Purchaser Private Warrants), entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Warrants, collectively.

“Purchaser Shareholder” means, from time to time, each holder of Purchaser Ordinary Shares.

“Purchaser Shareholder Approval Matters” means together: (i) the approval of the Transactions by a simple majority of the votes of those Purchaser Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Purchaser Shareholders, (ii) the approval of the Cayman Merger by a majority of at least two-thirds of the votes of those Purchaser Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Purchaser Shareholders and (iii) the approval of such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one-half (1/2) of one (1) Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Relevant EU Directive” means directive 2017/1132/EU of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law.

“Relevant NOK/USD Exchange Rate” means 8.44 NOK per USD.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Cayman Merger Sub Shareholder Approval” means the Cayman Merger Sub Shareholder Approval Matters shall have been approved by Pubco, as the sole shareholder of Cayman Merger Sub, in accordance with Cayman Merger Sub’s Organizational Documents and applicable Law.

“Required Pubco Shareholder Approval” means the Pubco Shareholder Approval Matters have been approved by the Purchaser Representative, as shareholder of Pubco, in accordance with Pubco’s Organizational Documents and applicable Law.

“RESA” means the Luxembourg Recueil Electronique des Sociétés et Associations, the Luxembourg legal gazette.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Pro Rata Percentage” means, with respect to each Shareholder (other than the Transferors), a percentage equal to the (i) the number of Exchange Shares to which such Shareholder is entitled pursuant to this Agreement, divided by (ii) the number of Exchange Shares to which all Shareholders are entitled pursuant to this Agreement (in each case, disregarding the escrow mechanics set forth in Section 3.1).

“Shareholders” means the holders of Company Shares.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Special Representations” means the Fundamental Representations and the representations and warranties of the Company contained in Sections 7.13(a)-(d) and 7.14.

“Purchaser Representative” means Alussa Energy Sponsor LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, and any confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded.

“Transaction Legal Costs” means legal Expenses (including, but not limited to, the fees of the Company’s legal advisors) incurred up to the Second Closing by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and all other matters related to the consummation of the Transactions.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 25, 2019, as it may be amended, by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, or, if not reported therein, in another authoritative source mutually selected by Purchaser Representative and Shareholder Representative.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

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